Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

Vanilla Technologies, Inc.,

Novatel Wireless, Inc.,

T.C.L. Industries Holdings (H.K.) Limited

and

Jade Ocean Global Limited

dated as of

September 21, 2016

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 21, 2016, is entered into among Vanilla Technologies, Inc., a Delaware corporation (“Seller”), Novatel Wireless, Inc., a Delaware corporation (the “Company”, and together the Seller, the “Seller Parties”), T.C.L. Industries Holdings (H.K.) Limited, a limited liability company formed under the laws of Hong Kong (“Purchaser Parent”), and Jade Ocean Global Limited, a BVI Business Company formed under the laws of the British Virgin Islands (“Purchaser,” and together with Purchaser Parent, “Purchasers”).

RECITALS

WHEREAS, upon completion of the Restructuring (as defined below), Seller will own all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of the Company, Seller, Purchaser and Purchaser Parent have approved this Agreement and the transactions contemplated hereby and deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated hereby; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Purchasers and Seller are concurrently herewith entering into (i) that certain Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), (ii) that certain IP Cross License Agreement attached hereto as Exhibit B (the “IP Cross License”), which will become effective only upon the Closing, and (iii) that certain Transition Services Agreement attached hereto as Exhibit C (the “TSA”), which will become effective only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Firm” has the meaning set forth in Section 2.03(d).

“Acquired Companies” means the Company and the Subsidiaries of the Company listed on Section 1.1 of the Disclosure Schedules.

“Acquisition Proposal” means any offer, proposal or inquiry (other than an offer, proposal or inquiry by Purchasers) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than any of the following actions taken in connection with the Restructuring or any other transactions contemplated by this Agreement) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company or of Seller, or (ii) the Company or the Seller issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company or of Seller;

(b) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Acquired Companies, consolidated net income of the Acquired Companies or consolidated book value of the Acquired Companies, or (ii) 15% or more of the fair market value of the assets of the Acquired Companies;

(c) any liquidation or dissolution of the Company or the Seller; or

(d) any combination of the foregoing.

“Action” means any action, cause of action, lawsuit, audit, citation, summons, subpoena, investigation, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing or other proceeding in each case commenced, brought, or heard by or before any Governmental Authority, whether at law or in equity.

“Adjusted Closing Date Payment” has the meaning set forth in Section 2.03(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the TSA, the IP Cross License and the Escrow Agreement.

“Assumed Action” has the meaning set forth in Section 5.16(b).

“Balance Sheet” has the meaning set forth in Section 3.09.

“Balance Sheet Date” has the meaning set forth in Section 3.09.

“Basket” has the meaning set forth in Section 7.05(a).

“Benefit Plan” means any material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar material agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA that are subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any material liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any material liability, contingent or otherwise.

“Business” means, as conducted by any of the Company and its Affiliates as of the date of this Agreement and as of Closing, the design, development, manufacture, marketing and sale of: (i) Mobile Hotspot Devices, (ii) USB modems for mobile computing applications, (iii) broadband routers for home use, (iv) software, services and equipment relating to MiFi Labs; and (v) the following devices and related technologies currently in development: (1) the Mobile Hotspot Device codenamed “Rooney”, (2) the USB modem codenamed “Franco”, and (3) the 4G LTE voice and data product for home use codenamed “New Zealand”. For purposes of clarification, the “Business” shall not include the Excluded Devices or any devices, software or services designed, developed, manufactured, marketed or sold exclusively (as among the Company and its Affiliates) by R.E.R. Enterprises, Inc. or DigiCore Holdings Limited or their respective Subsidiaries.

“Business Assets” has the meaning set forth in Section 3.08(b).

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York and in Hong Kong are authorized or required to be closed.

“Business Liabilities” means the liabilities of the Acquired Companies other than the Excluded Liabilities.

“Business Products” means, collectively, the products of the Business that are marketed, promoted and sold by any of the Company and its Affiliates as of the Closing other than (i) Excluded Devices, and (ii) any devices, software or services designed, developed, manufactured, marketed or sold exclusively (as among the Company and its Affiliates) by R.E.R. Enterprises, Inc. or DigiCore Holdings Limited or their respective Subsidiaries.

“Cash on Hand” means all cash and cash equivalents of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date (without giving effect to any of the transactions contemplated hereby), as computed in accordance with GAAP. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“CERCLA” means Superfund or Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice received by Seller and Purchasers from CFIUS stating in effect that: (i) CFIUS has concluded that the transactions contemplated by this Agreement is not a “covered transaction” and not subject to review under applicable Law; (ii) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Seller and Purchasers and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“CFIUS Conditions” has the meaning set forth in Section 5.09(b).

“Change in the Company Board Approval” has the meaning set forth in Section 5.19(d).

“Change in the Seller Board Recommendation” has the meaning set forth in Section 5.19(d).

“Claimed Amount” has the meaning set forth in Section 7.03(a).

“Claim Notice” has the meaning set forth in Section 7.03(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.02(a).

“Closing Worksheet” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

“Company Board” means the board of directors of the Company.

“Company Board Approval” has the meaning set forth in Section 3.02(b).

“Company Charter Amendment” has the meaning set forth in Section 3.01(b).

“Company Group” has the meaning set forth in Section 9.10.

“Company Party” has the meaning set forth in Section 3.18(c).

“Company Registered IP” has the meaning set forth in Section 3.15(a).

“Company Termination Fee” means an amount, in cash, equal to $4,000,000.

“Competing Activities” has the meaning set forth in Section 5.15(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 1, 2016, between TCT Mobile (US) Inc. and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controlling Party” has the meaning set forth in Section 7.03(c).

“Covered Contracts” has the meaning set forth in Section 3.08(b)(vi).

“Covered Employees” has the meaning set forth in Section 3.08(c).

“Covered Intellectual Property” has the meaning set forth in Section 3.08(b)(ix).

“Covered IP Licenses” has the meaning set forth in Section 3.08(b)(x).

“Covered Inventory” has the meaning set forth in Section 3.08(b)(xviii).

“Covered Patents” has the meaning set forth in Section 3.08(b)(vii).

“Covered R&D” has the meaning set forth in Section 3.08(b)(xi).

“Covered Trademarks” has the meaning set forth in Section 3.08(b)(viii).

“Data Room” means the electronic documentation site established by R.R. Donnelley & Sons Company on behalf of Seller.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Purchasers concurrently with the execution and delivery of this Agreement.

“Dispute Findings” has the meaning set forth in Section 2.03(f).

“DPAS” has the meaning set forth in Section 3.25(b)(iii).

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 5.14.

“Escrow Agreement” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 3.08(d).

“Excluded Businesses” mean all businesses operated by Seller and its Subsidiaries as of the date hereof other than the Business.

“Excluded Devices” means, to the extent designed, developed, manufactured, marketed or sold by any of the Company and its Affiliates: (i) existing and planned Telematics Devices and Tracking Devices (together with any software and technology solely related thereto), and (ii) the Company’s SA 2100 device and any existing or planned derivatives, modifications or improvements (together with any software and technology solely related thereto).

“Excluded Liabilities” has the meaning set forth in Section 3.08(e).

“Exon-Florio” means 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170.

“Facilities” has the meaning set forth in Section 3.08(b)(i).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Files” means any studies, reports, records (including personnel records), books of account, invoices, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Financial Information” has the meaning set forth in Section 3.09.

“Fundamental Representations Cap” has the meaning set forth in Section 7.05(c).

“GAAP” means United States generally accepted accounting principles, as amended and in effect from time to time, consistently applied.

“General Cap” has the meaning set forth in Section 7.05(b).

“Governmental Authority” means the government of the United States or any foreign country (including China) or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Governmental Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations of such Person with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP and any other applicable accounting principles, (d) notes payable and drafts accepted representing extensions of credit to such Person, (e) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means, on a worldwide basis: (a) all inventions and ideas (whether or not patentable) and all patents, patent applications, industrial designs, and design patents, (b) all registered and unregistered trademarks, service marks, and protectable trade dress, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor, (c) all registered and unregistered copyrights in both published and unpublished works, and applications for registration thereof, (d) all computer software, data and documentation, (e) all internet domain names, and (f) all trade secrets and confidential business information, whether patentable or unpatentable, including know-how, drawings and technical plans, schematics, prototypes, designs, models, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Intervening Event” means a material event or circumstance (other than an event or circumstance relating to an Acquisition Proposal) that was not known to the Seller Board on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the Seller Board as of the date of this Agreement), which event or circumstance, or any material consequences thereof, becomes known to the Seller Board prior to the time at which Seller receives the Required Stockholder Vote.

“IP Cross License” has the meaning set forth in the recitals.

“ITAR” has the meaning set forth in Section 3.25(c).

“Knowledge” means, with respect to Seller, the actual knowledge of the Key Individuals.

“Key Individual” means Sue Swenson, Michael Newman, Michael Sklansky and Lance Bridges.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Governmental Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leases” has the meaning set forth in Section 3.13(b).

“Lien” means any mortgage, lien (statutory or other), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any Third Party, easement, encroachment, encumbrance or lien or other charges or rights of others of any kind or nature, except non-exclusive licenses of Intellectual Property.

“Losses” means any losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include consequential, incidental or punitive damages, except in the case of fraud or to the extent actually paid to a Governmental Authority or other Third Party, provided that the Indemnified Party has fully complied with the procedures set forth in Section 7.03.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security (including those of Seller) or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchasers; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Merger Sub” means a Delaware corporation to be incorporated by Seller as a direct, wholly-owned subsidiary for the sole purpose of merging with and into the Company, such that the Company becomes a wholly-owned subsidiary of Seller.

“MiFi OS v1 Software” means that software included among the Covered Intellectual Property as of the Closing Date after giving effect to the Restructuring that constitutes the latest modem and application software used in Seller’s SA2100 device.

“MiFi OS v2 Software” means that software included among the Covered Intellectual Property as of the Closing Date after giving effect to the Restructuring that constitutes the latest modem and application software for the Company’s Mobile Hotspot Device codenamed “Rooney”.

“Mobile Hotspot Device” means a battery-enabled, portable cellular communications device whose primary function is to create an area of Wi-Fi coverage to serve as a link between nearby Wi-Fi-enabled devices and a cellular data network.

“Non-Compete Period” has the meaning set forth in Section 5.15(a).

“Non-Controlling Party” has the meaning set forth in Section 7.03(c).

“Non-Covered Employees” means the employees of the Seller Parties other than the Covered Employees.

“Notes” has the meaning set forth in Section 6.03(c).

“Objection Notice” has the meaning set forth in Section 7.03(b).

“OFAC” has the meaning set forth in Section 3.24.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Liens” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; and (e) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Post-Closing Working Capital Statement” has the meaning set forth in Section 2.03(a).

“Pre-Closing Taxes” mean without duplication, (a) all Taxes of the Acquired Companies or otherwise relating to the Business for any Pre-Closing Tax Period, (b) all Taxes of Seller and

the Retained Subsidiaries for any taxable period, (c) all Taxes of any Person for which any Acquired Company becomes liable (i) as a result of being a member of an Affiliated Group on or prior to the Closing Date or (ii) as a transferee or successor, or by Contract, to the extent such Taxes described in this subclause (ii) relate to an event or transaction occurring before the Closing and (d) all Taxes (including Transfer Taxes) applicable to the Restructuring.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Working Capital” has the meaning set forth in Section 2.02(b)(i).

“Prior Representation” has the meaning set forth in Section 9.10.

“Privileged Communications” has the meaning set forth in Section 9.10.

“Products” has the meaning set forth in Section 3.25(a).

“Proprietary MiFi OS Software” means collectively the MiFi OS v2 Software and the MiFi OS v1 Software, except for those portions of such software that are device drivers that have been added to the Linux kernel.

“Proxy Statement” has the meaning set forth in Section 5.18(a).

“Public Company” means (i) prior to the Restructuring, the Company, and (ii) following the Restructuring, Seller.

“Public Company Board” means (i) prior to the Restructuring, the Company Board, and (ii) following the Restructuring, the Seller Board.

“Public Software” means any software (whether source code, object code, or firmware) that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under or distributed pursuant to the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Artistic License (e.g. PERL), the BSD License, the OpenSSL License, and the Apache License, or any license or distribution model similar to any of the foregoing.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.01.

“Purchaser Parent” has the meaning set forth in the preamble.

“Purchaser Termination Fee” means an amount equal to $4,000,000.

“Purchasers” has the meaning set forth in the preamble.

“Purchasers Fundamental Representations” has the meaning set forth in Section 7.04(d).

“Real Property” means the real property owned, leased or subleased by the Company with respect to the Business, together with all buildings, structures and facilities located thereon.

“Recommendation Change Notice” has the meaning set forth in Section 5.19(e).

“Registrations” means the authorizations, registrations, approvals, clearances, licenses, certificates or exemptions issued by any Governmental Authorities of any applicable jurisdiction, product re-certifications, manufacturing approvals and authorizations, pricing and reimbursement approvals and labeling approvals used in the Business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, stockholders, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholder Vote” has the meaning set forth in Section 3.22.

“Response” has the meaning set forth in Section 7.03(b).

“Restructuring” means such steps required to allocate the assets and liabilities of the Company between the Company and Seller to effect the outcome provided for in Section 3.08.

“Retained Brands” means only those set forth on Section 1.2 of the Disclosure Schedules.

“Retained Employee Liabilities” means (i) all liabilities of the Seller Parties related to the transfer of Non-Covered Employees from the Company to Seller in connection with the Restructuring and (ii) all liabilities for accrued and unpaid compensation of the Covered Employees for periods prior to the Closing Date.

“Retained Facilities” has the meaning set forth in Section 3.08(d)(i).

“Retained IP Liabilities” means all Losses arising out of any Third Party Intellectual Property infringement Action against the Business related to the Business Products, including any customer indemnification Action against the Business related to a Third Party Intellectual Property infringement Action against the customer, in all cases where either (a) the Business Products were sold prior to the Closing, or (b) the Business Products were sold after the Closing; provided that in the case of clause (b), “Retained IP Liabilities” shall not include liability for infringement of the types set forth on Section 1.3 of the Disclosure Schedule.

“Retained Subsidiaries” means DigiCore Holdings Ltd and its direct and indirect Subsidiaries, R.E.R. Enterprises, Inc. and its direct and indirect Subsidiaries, Novatel Wireless Solutions, Inc., Novatel Wireless (Italy) S.r.l., Novatel Wireless (UK) Ltd, Novatel Wireless (Australia) Pty Ltd, Novatel Wireless Asia Ltd, Novatel Wireless (Shanghai) Co. Ltd. and Enfora Comercio de Eletronicos LTDA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Schedule Supplement” has the meaning set forth in Section 5.04.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.07(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.21(a).

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in Section 3.01(b).

“Seller Board Recommendation” has the meaning set forth in Section 3.01(b).

“Seller Common Stock” means the common stock of Seller, par value $0.001 per share.

“Seller Fundamental Representations” has the meaning set forth in Section 7.04(d).

“Seller Group” has the meaning set forth in Section 9.10.

“Seller Indemnitees” has the meaning set forth in Section 7.02.

“Seller Organizational Documents” means the certificate of incorporation, certificates of designation and bylaws of Seller, including all amendments, modifications and restatements thereof.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Prepared Tax Return” has the meaning set forth in Section 5.20(b)(i).

“Seller Stockholder Meeting” has the meaning set forth in Section 5.18(a).

“Shares” has the meaning set forth in the recitals.

“Significant Transactions” means each and any of the following transactions or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing outstanding shares of any class of voting or equity securities of any Acquired Company;

(b) any liquidation or dissolution of Seller or any Acquired Company; or

(c) any combination of the foregoing.

“Site Contracts” has the meaning set forth in Section 3.08(b)(v).

“Straddle Period” means any taxable period including and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 5.20(b)(i).

“Subsidiaries” means any corporation, limited liability company, partnership, association, joint venture or other business entity of which a party owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date of this Agreement in circumstances not involving a material breach of Section 5.19 by Seller Parties for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the Public Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (a) to be reasonably likely to be consummated if accepted on the terms proposed and (b) to be more favorable to the Public Company and its stockholders from a financial point of view than the transactions contemplated in this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Purchasers in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Superior Proposal Notice” has the meaning set forth in Section 5.19(e).

“Target Working Capital” means $5.7 million.

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign or other taxes, charges, fees, duties (including custom duties), levies, or similar assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), escheat or unclaimed property, gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, disability, severance, withholding, unemployment, or other taxes, however denominated or computed, assessed by any Governmental Authority, including any interest, penalties, or additions to tax attributable thereto., whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, or by Contract to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Allocation” has the meaning set forth in Section 5.21(c).

“Tax Claim” has the meaning set forth in Section 5.20(d).

“Tax Refund” has the meaning set forth in Section 5.20(e).

“Tax Representations” has the meaning set forth in Section 7.04(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes (including any information return required under Section 6055 or Section 6056 of the Code), including any schedule or attachment thereto, and including any amendment thereof.

“Telematics Device” means a device capable of sending and receiving wireless communications (data-only or data-and-voice, but not voice-only) that is configured for use with motorized vehicles or other rolling stock and which is not capable of performing its intended function unless it is physically connected to the vehicle or other rolling stock (e.g., by wire, plug, cradle, mounting bracket, etc.).

“Telemetry Device” means a device capable of sending and receiving wireless communications (data-only or data-and-voice, but not voice-only) that is configured for automated communications processes by which measurements and other data are collected and transmitted to receiving equipment for monitoring or processing.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Purchasers or any of their respective Affiliates or Seller and any of its Affiliates, and the Representatives of such Person.

“Tracking Device” means a device configured for automatically sending and receiving wireless data communications (and which may include data-only or data-and-voice capabilities, but not voice-only) to a remote server or cloud-based application infrastructure for the purpose of tracking or monitoring high-value assets or other goods in which the device is located or to which it is physically connected.

“Transaction Expenses” means the out-of-pocket expenses and fees incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Restructuring and the transactions contemplated hereby, including all legal fees and expenses incurred by the Company in connection with the transactions contemplated hereby.

“Transferred FSAs” has the meaning set forth in Section 5.22.

“Triggering Event” shall be deemed to have occurred if: (a) the Seller Board shall have effected a Change in the Seller Board Recommendation; (b) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation; (c) the Public Company Board or any committee thereof shall have publicly adopted, approved, endorsed or recommended any Acquisition Proposal; (d) the Seller Board fails to reaffirm (publicly, if so requested by Purchasers) the Seller Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Acquisition Proposal; (e) the Company Board shall have effected a Change in the Company Board Approval; or (f) the Seller Parties shall have materially breached their respective obligations under Section 5.19.

“TSA” has the meaning set forth in the recitals.

“Unpaid Loss Amount” has the meaning set forth in Section 7.03(e).

“U.S. Government” has the meaning set forth in Section 3.25(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the aggregate value of the current assets of the Acquired Companies in the categories set forth on Section 2.03(b) of the Disclosure Schedules (excluding,

for the avoidance of doubt, Cash on Hand and any Tax assets) less the aggregate value of the current liabilities of the Acquired Companies in the categories set forth on Section 2.03(b) of the Disclosure Schedules (excluding, for the avoidance of doubt, Tax liabilities), in each case determined as of 12:01 a.m. Eastern Time on the Closing Date and calculated in accordance with GAAP consistent with past practices consistently applied.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $50,000,000, subject to and as may be reduced by any applicable adjustments as follows (the “Purchase Price”):

(a) At Closing, the Purchase Price of $50,000,000 shall be adjusted in the following manner:

(i) either (A) an increase by the amount, if any, by which the Preliminary Working Capital (as determined in accordance with Section 2.02(b)(i)) is greater than the Target Working Capital, or (B) a decrease by the amount, if any, by which the Preliminary Working Capital is less than the Target Working Capital;

(ii) an increase by the amount of any Cash on Hand of the Company as of the Closing;

(iii) a decrease by an amount equal to all Indebtedness of the Company as of the Closing; and

(iv) a decrease by the amount of all Transaction Expenses paid at Closing by Purchasers on behalf of the Company as provided in Section 2.04(a)(ii)(B);

and the net amount after giving effect to such additions and deductions above is the “Closing Date Payment”.

(b) At least three (3), but no more than ten (10), Business Days prior to the Closing, Seller shall cause the Company to prepare and deliver to Purchasers a statement (the “Closing Worksheet”) containing the following:

(i) the amount of the estimated Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date (the “Preliminary Working Capital”), together with a reasonably detailed supporting calculation thereof; and

(ii) a list that sets forth, by payee, the aggregate amount of, and wire transfer instructions for, (A) the estimated Indebtedness of the Company as of the Closing Date that will be paid at Closing in accordance with Section 2.04(a)(ii)(A), (B) the estimated Cash on Hand at Closing, and (C) any Transaction Expenses that will be unpaid immediately prior to the Closing.

Section 2.03 Post-Closing Purchase Price Adjustment.

(a) Within sixty (60) days following the Closing, Purchasers shall cause the Company to prepare and deliver to Seller a statement (the “Post-Closing Working Capital Statement”) containing the following:

(i) the actual amounts of Working Capital, Cash on Hand and Indebtedness of the Company, in each case as of 12:01 a.m. Eastern Time on the Closing Date; and

(ii) a calculation of any adjustments to the Closing Date Payment based on the results of the calculations in sub-clause (i) (the result of such calculation being the “Adjusted Closing Date Payment”).

(b) The calculation of Working Capital in the Post-Closing Working Capital Statement will be determined in accordance with GAAP consistent with past practices consistently applied and in a manner consistent with the determination of the Preliminary Working Capital, without deviation from the methodologies and/or actuarial analyses set forth on Section 2.03(b) of the Disclosure Schedules.

(c) If Seller disagrees with any of the amounts set forth in the Post-Closing Working Capital Statement, Seller shall notify Purchasers no later than thirty (30) Business Days after the date on which Purchasers deliver to Seller the Post-Closing Working Capital Statement. The deadline for a payment that is in dispute will be automatically postponed to the date that is ten (10) Business Days after the date of the Dispute Findings and the date on which the parties reach a settlement, whichever is earlier.

(d) Purchasers and Seller shall attempt to resolve any such disagreements. If Purchasers and Seller are unable to resolve all such disagreements on or before the date that is thirty (30) days following notification by Seller of any such disagreements, Seller and Purchasers shall retain a nationally recognized independent public accounting firm upon whom Seller and Purchasers mutually agree, or if no such accounting firm is willing to serve as the Accounting Firm, then such other qualified Person upon whom Seller and Purchasers mutually agree (such accounting firm or other Person being referred to as the “Accounting Firm”), to resolve all such disagreements, which Accounting Firm shall adjudicate only those items set forth in the Post-Closing Working Capital Statement that remain in dispute.

(e) The Accounting Firm shall offer Seller, on the one hand, and Purchasers, on the other hand, the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Accounting Firm, if at all, no later than fourteen (14) days after the date of referral of the disputed matters to the Accounting Firm. Notwithstanding the foregoing, with regard to any disputed item, Purchasers will be entitled only to submit to the Accounting Firm a value for such disputed item that is equal to that value set forth on the Post-Closing Working Capital Statement delivered to Seller pursuant to this Article II. The determination of the Accounting Firm will be based solely on such written submissions by Seller, on the one hand, and Purchasers, on the other hand, and their respective representatives and may not be by independent review.

(f) The Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after Seller and Purchasers submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Accounting Firm shall not assign a value to any disputed amount greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case, as presented to the Accounting Firm. The determination of the Accounting Firm (the “Dispute Findings”) with respect to each matter in dispute will be final and binding on the parties.

(g) The fees, costs and expenses of the Accounting Firm will be borne by Purchasers, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(h) The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and may not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(i) Seller will be entitled to have reasonable access to the books and records of the Company and the work papers of Purchasers prepared specifically in connection with the Post-Closing Working Capital Statement and, upon reasonable prior notice and to discuss such books and records and work papers with Purchasers and those persons responsible for the preparation thereof.

(j) Purchasers and Seller acknowledge and agree that the adjustment provisions set forth in this Section 2.03 are the sole and exclusive remedy of Seller with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Article II (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Purchase Price (in lieu of indemnification claims); provided, however, that, in the case of fraud, the foregoing adjustment provisions will not be exclusive, but will be in addition to any other rights or remedies to which Seller or its assigns, as the case may be, may be entitled at law or in equity.

(k) The Working Capital adjustment shall be settled as follows:

(i) If the Adjusted Closing Date Payment as finally determined pursuant to this Section 2.03 is greater than the Closing Date Payment, then Purchasers shall pay an amount equal to the difference between the Adjusted Closing Date Payment and the Closing Date Payment in cash by wire transfer of immediately available funds on or before the date that is ten (10) Business Days after the date of the Post-Closing Working Capital Statement.

(ii) If the Adjusted Closing Date Payment as finally determined pursuant to this Section 2.03 is less than the Closing Date Payment, then Purchasers shall deliver a written notice to Seller which instructs Seller to pay an amount equal to the difference between the Closing Date Payment and the Adjusted Closing Date Payment in cash by wire transfer of immediately available funds on or before the date that is five (5) Business Days after the date of that notice.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Purchasers shall:

(i) pay to Seller the Closing Date Payment by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Purchasers;

(ii) pay, on behalf of the Company, the following amounts:

(A)	Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Worksheet; and

(B)	any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Worksheet.

(iii) deliver to the Escrow Agent an original copy of the Joint Instructions stipulated in section 1.3(a) of the Escrow Agreement, duly executed by an authorized representative of the Purchasers; and

(iv) deliver to Seller all agreements, documents, instruments or certificates required to be delivered by Purchasers at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b) At the Closing, Seller shall deliver to:

(i) Purchaser, a stock certificate evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer Tax stamps affixed thereto, if any;

(ii) Purchaser, a certification of Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b), signed under penalties of perjury, substantially in the form attached hereto as Exhibit D;

(iii) Purchaser, properly completed and executed Internal Revenue Service Form 8023 and any other forms and documents necessary to make the Section 338(h)(10) Election for the Company;

(iv) Escrow Agent, an original copy of the Joint Instructions stipulated in section 1.3(a) of the Escrow Agreement, duly executed by an authorized representative of the Seller Parties; and

(v) Purchaser, all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Pacific Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Paul Hastings LLP, 4747 Executive Drive, Suite 1200, in San Diego, California, or at such other time or on such other date or at such other place as Seller and Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Purchasers that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.01 Organization and Authority of Seller.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b) The board of directors of Seller (the “Seller Board”) has duly adopted resolutions by which the Seller Board has: (i) determined that the sale of the Shares and this Agreement and the other transactions contemplated hereby, including without limitation an amendment to the Company’s certificate of incorporation substantially in the form attached hereto as Exhibit E (the “Company Charter Amendment”), are advisable and fair to and in the best interests of Seller and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement (including the sale of the Shares) by Seller; and (iii) resolved to recommend the authorization of the sale of the Shares pursuant to the terms of this Agreement and the Company Charter Amendment by Seller’s stockholders (such recommendation, the “Seller Board Recommendation”) at the Seller Stockholder Meeting.

(c) The execution and delivery of this Agreement by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of each of the Seller Parties, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only to the receipt of the Required Stockholder Vote and the approval of the Company Charter Amendment by Seller as the sole stockholder of the Company following the Restructuring.

(d) This Agreement has been duly executed and delivered by each of the Seller Parties, and (assuming due authorization, execution and delivery by Purchasers and receipt of the Required Stockholder Vote and the approval of the Company Charter Amendment by Seller as the sole stockholder of the Company following the Restructuring) this Agreement constitutes a valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The Company is duly licensed or qualified to do business and is (to the extent applicable) in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b) The Company Board has duly adopted resolutions by which the Company Board has: (i) determined that this Agreement and the transactions contemplated hereby, including without limitation the Company Charter Amendment, are advisable, fair to and in the best interests of Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement; and (iii) resolved to recommend the adoption of the Company Charter Amendment by the Company’s stockholders to the Company’s stockholders (collectively, the “Company Board Approval”).

Section 3.03 Capitalization.

(a) Following the Restructuring, the authorized capital stock of the Company will consist of one hundred (100) shares of common stock, par value $0.001 (“Common Stock”), of which ten (10) shares will be issued and outstanding and constitute the Shares. Following the Restructuring, all of the Shares will have been duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially by Seller, free and clear of all Liens.

(b) Following the Restructuring, the Company will not have any issued, outstanding or authorized shares of capital stock other than the Shares. Following the Restructuring, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. Following the Restructuring, the Company will not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Following the Restructuring, there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. Section 3.04 of the Disclosure Schedules sets forth a correct and complete list of each of the Company’s Subsidiaries as of the Closing, showing as to each such Subsidiary: (a) its name, (b) the jurisdiction of its formation, (c) a list of its shareholders or other owners, and (d) the number of outstanding shares or other ownership interests (or percentage of outstanding shares or other ownership interests) owned by each such shareholder or owner. All the outstanding equity interests in each of the Company’s Subsidiaries that is an Acquired Company have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.04 of the Disclosure Schedules, are owned by the Company, by one or more other Subsidiaries of the Company or by the Company and one or more other Subsidiaries of the Company, free and clear of all Liens. Each of the Company’s Subsidiaries that is an Acquired Company is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction in which it is organized and has full corporate or other power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted. Except for its interests in the Subsidiaries listed in Section 3.04 of the Disclosure Schedules, as of the Closing the Company will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.05 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby, do not and will not, assuming compliance with the matters and requirements referred to in Section 3.05(b) and Section 3.05 of the Disclosure Schedules (including receipt of the Required Stockholder Vote): (i) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (iii) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for such filings and approvals as may be required under Exon-Florio (including the CFIUS Approval), the Securities Act or the Exchange Act (including the clearance with the SEC of the Proxy Statement relating to the Required Stockholder Vote), the filing with the Delaware Secretary of State of a certificate of merger to give effect to the merger of Merger Sub with and into the Company, such filings as may be required under the laws of the State of Delaware to give effect to the Company Charter Amendment, and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 Takeover Statutes. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4.04, (a) the Seller Parties have taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the sale of the Shares and the Restructuring, and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is, or at the time of the Restructuring or the sale of the Shares will be, applicable to the consummation of the transactions contemplated by this Agreement.

Section 3.07 SEC Matters.

(a) As of the Closing, Seller, as “successor registrant” of the Company, will have timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since the completion of the Restructuring (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each SEC Document (other than any registration statement filed pursuant to the requirements of the Securities Act) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its effective date or, if amended, as of the date of the last such amendment, each SEC Document that is a registration statement filed pursuant to the requirements of the Securities Act complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Document and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Seller has timely responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the SEC Documents is, to the Knowledge of Seller, the subject of ongoing SEC review.

Section 3.08 Restructuring.

(a) Section 3.08(a) of the Disclosure Schedules sets forth the corporate structure of Seller before and after the Restructuring. Other than as set forth on Section 3.08(a) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the Restructuring, except for such filings as may be required under the Securities Act or the Exchange Act, the filing with the Delaware Secretary of State of a certificate of merger to give effect to the merger of Merger Sub with and into the Company, such filings as may be required under the laws of the State of Delaware to give effect to the Company Charter Amendment, and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

(b) Upon completion of the Restructuring and at the Closing, the Company will have good and valid title, or rights of use (either by license, lease or otherwise), to all of the following assets of the Business (other than assets that are specifically designated as Excluded Assets under Section 3.08(d)) (such assets being collectively referred to hereinafter as “Business Assets”):

(i) the facilities set forth in Section 3.08(b)(i) of the Disclosure Schedules (the “Facilities”);

(ii) all tangible personal property, including machinery, office equipment, mechanical and spare parts, supplies, tools, furniture and fixtures, in each case that is primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(b)(ii) of the Disclosure Schedules;

(iii) all computing hardware, file servers, printers and networking and other information technology equipment that is primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(b)(iii) of the Disclosure Schedules;

(iv) all motor vehicles, laptops, tablets, mobile phones and similar assets provided to the Covered Employees for use primarily in the Business;

(v) contracts (other than Covered IP Licenses) relating to the leasing, maintenance, outfitting or other operation of the Facilities, including for the avoidance of doubt the items listed on Section 3.08(b)(v) of the Disclosure Schedules (other than contracts that primarily relate to or are necessary or essential to conduct any activities of the Excluded Businesses conducted at any such location) (the “Site Contracts”);

(vi) contracts that are primarily used by or necessary or essential to the Business or primarily relate to, or are necessary or essential to the operation of, the Business Assets (other than the Site Contracts and Covered IP Licenses), including for the avoidance of doubt the items listed on Section 3.08(b)(vi) of the Disclosure Schedules (the “Covered Contracts”);

(vii) subject to rights to be granted by Purchasers under the IP Cross License, the patents and patent applications set forth in Section 3.08(b)(vii) of the Disclosure Schedules (the “Covered Patents”);

(viii) the trademarks and service marks, including any goodwill associated therewith, held by the Company, Seller, or their Affiliates prior to the Restructuring, that (a) are used in or relate to the Business, or (b) that relate to any currently planned future activities of the Business, including but not limited to those issued by or filed with a Governmental Authority (other than the Retained Brands), details of which are set forth in Section 3.08(b)(viii) of the Disclosure Schedules (the “Covered Trademarks”);

(ix) all Intellectual Property (other than patents, patent applications, trademarks, and service marks) that is primarily related, necessary or essential to (a) the Business, (b) any currently planned future activities of the Business, or (c) the Covered R&D, that was owned by the Company, Seller or their Affiliates prior to the Restructuring (together with the Covered Patents and Covered Trademarks, the “Covered Intellectual Property”);

(x) licenses under which Covered Intellectual Property is licensed to or from any other Person (the “Covered IP Licenses”);

(xi) any development program related to any of the Business Products as such program exists as of the Closing and any rights in and to any development program (the “Covered R&D”);

(xii) the Registrations used in the operations of the Business conducted at the Facilities, including copies of all related applications, technical files, manufacturing, packaging and labeling specifications, validation documentation, quality control standards and other documentation, files and correspondence with Governmental Authorities and quality reports;

(xiii) the Registrations (including pending applications for Registrations) used in (and pending applications for Registrations to be used in) distributing, marketing, promoting, selling or offering for sale the Business Products, including copies of related data, records and correspondence under the possession of Seller or its Affiliates evidencing such Registrations, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

(xiv) all rights of the Company arising under this Agreement and the Ancillary Agreements from the consummation of the transactions contemplated hereby or thereby;

(xv) labeling, advertising, marketing and promotional materials, sales training materials and all other similar materials, in each case relating to the Business Products;

(xvi) receivables of the Business;

(xvii) all claims (including under any express or implied warranties, guarantees or indemnities), causes of action, choses in action, rights of recovery and rights of set-off of any kind, in each case to the extent arising from or related to the Business or any Business Asset, and all rights to sue and recover for past infringements or misappropriations of Covered Intellectual Property except for trade secret and breach of confidentiality claims that are primarily related to the Excluded Business or Excluded Assets;

(xviii) all chipsets, raw materials, supplies, samples, packaging and other materials, works in process, semi-finished and finished Business Products (A) held at, or in transit to (only to the extent owned as per the terms of supply), the Facilities or facilities of the contract manufacturers of the Business or (B) owned by Seller Group before the Restructuring and allocable to the Business in a manner consistent with the preparation of the Financial Information, (C) finished Business Products that are in transit to (only to the extent owned as per the terms of supply) Seller Group, customers or distributors of the Business, or any third party and designated by for sale or distribution to customers or distributors of the Business, and (D) finished Business Products that are located at the Facilities or any other premises under the control of Seller Group (collectively the “Covered Inventory”);

(xix) to the extent transferable in accordance with applicable Law, all Files to the extent related to or used in the Business or to the extent related to or used in connection with any other Business Asset;

(xx) to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits held by Seller Group and primarily used in or necessary or essential to the operations of the Business conducted at the Facilities;

(xxi) copies of Tax Returns that relate to the Business and all related Files (including accounting records); provided, however, that Seller shall not be required to provide such Tax Returns (and related Files) that were filed by Seller Group; provided, further, that Seller Group may redact any information to the extent related to the Excluded Assets or used in the Excluded Businesses from such Tax Returns and Files; provided, further, that such redaction shall not materially prejudice any information related to the Business contained in such Tax Returns and Files; and

(xxii) all goodwill of the Business as a going concern.

(c) In connection with the Restructuring, the employment of each employee of the Acquired Companies other than the Covered Employees will be (i) transferred to Seller or one of the Retained Subsidiaries or (ii) terminated. “Covered Employee” means the employees of the Business listed on Section 3.08(c) of the Disclosure Schedules, as such list may be amended in accordance with the terms of Section 5.02(b).

(d) Upon completion of the Restructuring and at Closing, Seller and/or the Retained Subsidiaries will have all right, title and interest in and to the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(i) the facilities set forth in Section 3.08(d)(i) of the Disclosure Schedules (the “Retained Facilities”);

(ii) all tangible personal property, including machinery, office equipment, mechanical and spare parts, supplies, tools, furniture and fixtures, in each case that is not primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(ii) of the Disclosure Schedules;

(iii) all computing hardware, file servers, printers and networking and other information technology equipment that is not primarily used by or necessary or essential to conduct the Business the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(iii) of the Disclosure Schedules;

(iv) all motor vehicles, laptops, tablets, mobile phones and similar assets provided by Seller to persons who are not Covered Employees primarily for use in the Excluded Businesses; and

(v) the contracts set forth on Section 3.08(d)(v) of the Disclosure Schedules and all other contracts of Seller Group except for the Site Contracts, the Covered Contracts and the Covered IP Licenses;

(vi) all Intellectual Property of Seller Group other than (i) the Covered Intellectual Property and (ii) the licenses to be granted by Purchasers under the IP Cross License, including for the avoidance of doubt the Intellectual Property listed on Section 3.08(d)(vi) of the Disclosure Schedules;

(vii) any development program primarily related to the Excluded Businesses, including for the avoidance of doubt the development programs listed on Section 3.08(d)(vii) of the Disclosure Schedules;

(viii) the Registrations not primarily used in, essential to or necessary to the Business, including copies of all related applications, technical files, manufacturing, packaging and labeling specifications, validation documentation, quality control standards and other documentation, files and correspondence with Governmental Authorities and quality reports; including for the avoidance of doubt the Registrations set forth on Section 3.08(d)(viii) of the Disclosure Schedules;

(ix) all rights of Seller and the Retained Subsidiaries arising under this Agreement or any ancillary agreements from the consummation of the transactions contemplated hereby or thereby;

(x) all inventory and receivables of the Excluded Businesses;

(xi) all claims (including under any express or implied warranties, guarantees or indemnities), causes of action, choses in action, rights of recovery and rights of set-off of any kind, in each case to the extent arising from or related to the Excluded Businesses or any Excluded Asset or Excluded Liability, but excluding the right to sue and recover for infringements or misappropriations of the Covered Intellectual Property, except that the right to sue and recover for past infringements or misappropriations of trade secrets or confidential information of the Covered Intellectual Property that are primarily related to the Excluded Businesses or Excluded Assets are not so excluded;

(xii) to the extent transferable in accordance with applicable Law, all Files to the extent used in the Excluded Businesses or to the extent related to any other Excluded Asset;

(xiii) to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits held by Seller Group and not primarily used in, essential to or necessary to the Business;

(xiv) copies of Tax Returns that relate to the Excluded Businesses and all related Files (including accounting records);

(xv) all cash and cash equivalents, securities (other than the Shares) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(xvi) all intercompany accounts between Seller and any of the Retained Subsidiaries, or between any of the Retained Subsidiaries;

(xvii) all insurance policies;

(xviii) the Benefit Plans listed on Section 3.08(d)(xix) of the Disclosure Schedules;

(xix) all assets of any employee or independent contractor compensation or benefit plan, program or arrangement maintained or contributed to by Seller or the Retained Subsidiaries;

(xx) all of the outstanding capital stock and any other equity interests in each of the Retained Subsidiaries; and

(xxi) all of the other assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, not primarily used in, essential to or necessary to the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(xxi) of the Disclosure Schedules.

(e) Upon completion of the Restructuring and at the Closing, Seller and/or the Retained Subsidiaries will have assumed the liabilities set forth below, such that the Company will not assume or be obligated to pay, perform or otherwise discharge any of the following liabilities, except to the extent that any such liabilities are reflected in the in the final Post-Closing Working Capital Statement following the procedures set forth in Section 2.03 (all such liabilities not being assumed being herein called the “Excluded Liabilities”):

(i) all liabilities of the Company and its Subsidiaries to the extent arising out of, related to or incurred in connection with any of (1) the ownership or operation of the Business, or (2) the ownership, operation or use of the Business Assets, in each case, prior to the Closing;

(ii) (A) all liabilities of the Company and its Subsidiaries to the extent arising out of, related to or incurred in connection with (1) the ownership and operation of the Excluded Businesses or (2) the ownership, operation or use of the Excluded Assets (including the Retained Facilities), and (B) all liabilities arising from Actions brought by any Governmental Authority or any derivative Action by any stockholder of Seller relating to the Restructuring, in each case, irrespective of whether these liabilities arise prior to, at or after the Closing;

(iii) all Retained Employee Liabilities;

(iv) all financial indebtedness of Seller and the Retained Subsidiaries;

(v) all intercompany accounts between Seller and any of the Retained Subsidiaries, or between any the Retained Subsidiaries;

(vi) all Retained IP Liabilities; and

(vii) the liabilities and obligations set forth on Section 3.08(e)(vii) of the Disclosure Schedules.

Section 3.09 Financial Information. Section 3.09 of the Disclosure Schedules sets forth certain unaudited financial information related to the Business as of June 30, 2016 (with respect to balance sheet information) and for the six (6) months ended June 30, 2016 (with respect to income statement information) (collectively, the “Financial Information”). The Financial Information: (a) was prepared from the books and records of Seller and the Company, (b) was derived from financial statements prepared in accordance with GAAP, (c) was prepared based upon the knowledge of, and in good faith by, the management and Representatives of Seller and the Company in connection with the transactions contemplated by this Agreement, and (d) fairly presents, in all material respects, the specific financial information of the Business as of June 30, 2016 and for the six (6) months ended June 30, 2016. The balance sheet of the Company as of June 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.10 Undisclosed Liabilities. As of the Balance Sheet Date, the Company had no liabilities, obligations or commitments related to the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.11 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.11 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Business has operated in all material respects in the ordinary course of business consistent with past practice and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, certificate of incorporation, by-laws or other organizational document of the Company;

(c) split, combination or reclassification of any shares of the Company’s capital stock;

(d) issuance, sale or other disposition of any of the Company’s capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law, each which required change is listed and described in Section 3.11 of the Disclosure Schedules;

(g) change in the Company’s cash management practices (including, without limitation, any change in accounting for or presenting in financial statements the Company’s cash assets) and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $3,000,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the Business Assets, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Covered Intellectual Property or Covered IP Licenses;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) other than in the ordinary course of business, (i) the grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(q) other than in the ordinary course of business, adoption, modification or termination of any: (i) severance or retention agreement with any Covered Employee, or (ii) collective bargaining or other agreement with a union with respect to the Covered Employees, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(s) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of (in the case of a lease, per annum) $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) action by any Acquired Company to make, change or rescind any Tax election or amend any Tax Return with respect to the Business;

(x) settlement of any material legal proceeding with respect to the Business including any waiver, consent or agreement in relation to Xiaomi’s opposition to the Company’s application to register some of the Covered Trademarks under the laws of the People’s Republic of China; or

(y) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company with respect to the Business as of the date of this Agreement (together with all Leases listed in Section 3.13(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement of the Company involving aggregate consideration in excess of $500,000 or requiring performance by any party more than one year from the date of this Agreement, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $500,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;

(iv) except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $500,000;

(v) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party; and

(vi) the agreements listed in Section 3.15(d)(i) of the Disclosure Schedules.

(b) Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, or to the Knowledge of Seller, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries) under any Material Contract to which it is a party or by which it or any of its properties, rights or assets is bound, and (ii) no other party to any such Material Contract has, to the Knowledge of Seller, alleged that the Company or any Subsidiary is in violation or breach of, or in default under, any such Material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of, or not to renew, any such Material Contract.

Section 3.13 Title to and Sufficiency of Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold or sub-leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Information or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. Except as set forth on Section 3.13(a) of the Disclosure Schedules, as of the Closing Date, the tangible assets and property to which the Acquired Companies will have good and marketable title, or a valid right to use, constitute all of the tangible assets and property owned and primarily used by, essential to or necessary to the Company in the conduct of the Business as such Business is being conducted by the Company.

(b) Section 3.13(b) of the Disclosure Schedules includes a list, as of the date of this Agreement, of all leases and/or subleases for each parcel of Real Property leased or subleased by the Company with respect to the Business (collectively, “Leases”), including the identification of the lessee and lessor thereunder and the address thereof. Neither the Company nor, to Seller’s Knowledge, any other party to any Lease, is in default under any of the Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller has made available to Purchasers complete and accurate copies of all Leases.

Section 3.14 Environmental Matters.

(a) The Company is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, other than, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has obtained and is in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Business. All Environmental Permits obtained by the Company are listed and described in Section 3.14 of the Disclosure Schedules. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Company and Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently conducted. With respect to any such Environmental Permits, Seller and Company have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and each of Company and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has any of Company and Seller received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or any Real Property currently owned, operated or leased by the Company with respect to the Business, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(e) The Company does not own or operate and has never owned or operated any active or abandoned aboveground or underground storage tanks.

(f) Section 3.14(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of Company and Seller and any predecessors as to which any of Company and Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and each of Company and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of Company and Seller.

(g) Each of Company and Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided to Purchasers and listed in Section 3.14(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Company or Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Each of Company and Seller is not aware of and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently conducted.

(j) Each of the Business Products does not contain and is not manufactured using any ozone depleting substances subject to any of the Montreal Protocol on Substances that Deplete the Ozone Layer, the U.S. Clean Air Act, Title VI, Stratospheric Ozone Protection, and U.S. Environmental Protection Agency regulations.

(k) The representations and warranties set forth above in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws, Environmental Permits and Hazardous Materials.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for trademark registration, copyright registrations and pending applications for copyright registration, and internet domain name registrations, in all cases that will be owned by the Company upon completion of the Restructuring (the “Company Registered IP”). To Seller’s Knowledge, the Company Registered IP is valid, subsisting, and enforceable. The Company is the owner of the entire right, title and interest in the Company Registered IP, free from any Liens other than Permitted Liens.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company owns or has the right to use all Intellectual Property necessary to conduct the Business as currently conducted.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company’s conduct of the Business as currently conducted (including the manufacture and sale of the Business Products)

does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company. Section 3.15(c) of the Disclosure Schedules identifies each letter or other written notice that has been received by the Company in the two (2) years immediately prior to the date of this Agreement regarding any actual or alleged infringement, misappropriation, or violation of any Intellectual Property of any other Person. This Section 3.15(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

(d) Section 3.15(d)(i) of the Disclosure Schedules sets forth a list of all material contracts entered into by the Company pursuant to which any Intellectual Property material to the conduct of the Business as currently conducted is licensed to the Company, other than (i) contracts for the licensing of off-the-shelf software, commercial software generally available on standard terms, or open source software, (ii) contracts entered into with employees, consultants, contractors, agents, vendors, and suppliers in the ordinary course of business of the Company, and (iii) non-disclosure and confidentiality agreements. Section 3.15(d)(ii) of the Disclosure Schedules sets forth a list of all material contracts entered into by the Company pursuant to which any Intellectual Property owned by and material to the Company is licensed to any other Person, other than (i) contracts entered into with employees, consultants, contractors, agents, vendors, suppliers, and customers in the ordinary course of business of the Company, and (ii) non-disclosure and confidentiality agreements.

(e) The Company has a policy requiring each employee, consultant, and contractor who develops material Intellectual Property for the Company to assign such Intellectual Property to the Company and, to Seller’s Knowledge, all such employees, consultants, and contractors have done so.

(f) The Company is not and has not been a member of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company to grant or offer to any other Person any license or right to any material Intellectual Property owned by the Company.

(g) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect its rights in all trade secrets owned by the Company and used in the Business.

(h) The Company was not previously or is not currently a member of any standards body that has a fair, reasonable and non-discriminatory terms (FRAND) or similar patent licensing requirements.

(i) When installed on the Business Products in the ordinary course of business consistent with the past practices of the Company, the Proprietary MiFi OS Software interfaces with the Linux kernel using only standard application programming interface (API) calls.

Assuming that an API call to the Linux kernel is not deemed to (i) form a work based on any Public Software (ii) result in a modification to any Public Software, or (iii) create a derivative or collective work based on any Public Software, then the Proprietary MiFi OS Software has not been used, sold, licensed, or otherwise distributed in whole or in part, and is not being used, sold, or licensed, otherwise distributed in whole or in part, in conjunction with any Public Software, in a manner which would require the Proprietary MiFi OS Software to be disclosed or distributed in source code form or made available for free.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage, in each case with respect to the Business (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of the properties or assets of the Business, which if determined adversely to the Company would result in a Material Adverse Effect.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company is in compliance with all Laws applicable to the Business, except where the failure to be in compliance would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication in the three (3) years prior to the date of this Agreement from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law with respect to its operation of the Business.

(b) All Permits required for the Company to conduct the Business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) None of Company, Seller and their respective Subsidiaries and, to Seller’s Knowledge, none of any of their respective directors, managers, officers, agents, employees and Affiliates and any person acting on behalf of any of them (each, a “Company Party”), has (i) made, offered or promised to make, or authorized the making of, any unlawful payment, bribe, rebate, payoff, influence payment or kickback to any Person, or received and retained any funds in violation of any law, rule or regulation, (ii) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any Person, (iii) violated any provision of the FCPA, and any rules, regulations and guidance promulgated thereunder, or any other Law that prohibits corruption or bribery, (iv) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (1) influencing any official act or decision of such official, party or candidate, (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (3) securing any improper advantage, in the case of (1), (2) and (3) above in order to assist any Company Party in obtaining or retaining business for or with, or directing business to, any Person. Seller and Company respectively have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA and all applicable anti-bribery, anti-corruption and anti-money laundering laws. None of Company, Seller and their respective Subsidiaries and, to Seller’s Knowledge, no Company Party, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any of the FCPA or any applicable anti-bribery, anti-corruption and anti-money laundering laws.

(d) None of the representations and warranties contained in this Section 3.18 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.19) or tax matters (which are governed by Section 3.20).

Section 3.19 Employment Matters.

(a) The Company is not a party to any employment agreements with the Covered Employees other than any offer letters and proprietary information and inventions agreements or similar agreements. Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Covered Employees. Except as set forth in Section 3.19(a) of the Disclosure Schedules, within the three (3) years prior to the date of this Agreement, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Covered Employees,

except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 3.19(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 3.19 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.20 Taxes.

(a) Except as set forth in Section 3.20 of the Disclosure Schedules:

(i) Each Acquired Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by each such Acquired Company. Such Tax Returns are true, complete and correct in all material respects. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing prior to the Closing Date by each Acquired Company (whether or not shown or required to be shown on any Tax Return of such Acquired Company) have been, or will be, timely paid to the appropriate Governmental Authority. No claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Acquired Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings relating to Taxes by any Governmental Authority against any Acquired Company.

(iv) None of the Acquired Companies is a party to any Tax allocation, sharing, reimbursement or similar agreement.

(v) All material Taxes which each Acquired Company is obligated to withhold from amounts paid or owing to any employee, independent, contractor, customer, creditor, stockholder or Third Party have been withheld and paid or accrued by the applicable Acquired Company.

(vi) No Acquired Company has been a member of an Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Seller or the Company). None of the Acquired Companies has Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(vii) None of the Acquired Companies is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(viii) None of the Acquired Companies is subject to Tax in any jurisdiction other than the jurisdiction in which each such Acquired Company is organized (or is otherwise considered a tax resident) as a result of having a permanent establishment outside of such jurisdiction.

(ix) None of the Acquired Companies has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (A) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or (B) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder.

(x) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(b) The representations and warranties set forth in this Section 3.20 and Section 3.27 are Seller’s sole and exclusive representations and warranties regarding Tax Returns and Taxes. Notwithstanding anything in this Agreement to the contrary, the Company and Seller make no representations or warranties as to, and Seller shall have no direct or indirect indemnity obligations hereunder for, (i) the Tax liability of any Acquired Company for any taxable period after the Closing Date, or (ii) the amount, value, or condition of, or any limitations on, any Tax asset or attribute of any Acquired Company, including but not limited to net operating losses, or the ability of Purchasers or any of their Affiliates (including the Acquired Companies) to utilize such Tax asset or attribute after the Closing Date.

Section 3.21 Brokers. Except as set forth in Section 3.21 of the Disclosure Schedules, the Company is not required to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Stockholder Meeting and entitled to vote thereon (the “Required Stockholder Vote”) and the approval of Seller as the sole stockholder of the Company following the Restructuring are the only votes or consents of the holders of any class or series of Seller’s or the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the sale of the Shares and the authorization of the Company Charter Amendment.

Section 3.23 Significant Transactions.

(a) Except as set forth in Section 3.23 of the Disclosure Schedules, during the five (5) year period ending on the date of this Agreement, each of Seller, the Company and their respective Affiliates and Subsidiaries has not entered into, has not executed and delivered any agreements with respect to, has not consummated and has not otherwise become a party to any Significant Transaction.

(b) Section 3.23 of the Disclosure Schedules lists and describes for each Significant Transaction that any of Seller, the Company and their respective Affiliates and Subsidiaries has entered into, has executed and delivered any agreements with respect to, has consummated or has otherwise become a party to during the five (5) year period ending on the date of this Agreement, the name and type of entity of each Person that was a party to such Significant Transaction, the caption and date of each agreement containing material terms and conditions applicable to such Significant Transaction.

(c) No Significant Transaction has caused or resulted in any event, occurrence, fact, condition or change that is materially adverse to: (i) the business, results of operations, financial condition or assets of the Business, or (ii) the ability of Seller to consummate the transactions contemplated hereby.

Section 3.24 Compliance with OFAC; No Blocked Persons. None of Company and Seller and, to Seller’s Knowledge, none of the Company Parties, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and no funds of or used by any Company Party were obtained from any Person subject to any U.S. sanctions administered by OFAC. None of Company and Seller and, to Seller’s Knowledge, none of the Company Parties:

(a) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation;

(b) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (i) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (ii) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (iii) the United States Trading with the Enemy Act of 1917, as amended; (iv) the United States International Emergency Economic Powers Act of 1977, as amended or (v) the foreign asset control regulations of the United States Department of the Treasury;

(c) has been convicted of or charged with a felony relating to money laundering; or

(d) is under investigation by any Governmental Authority for money laundering.

Section 3.25 No Regulatory Restrictions.

(a) The Company does not directly supply, and has not directly supplied at any time, any products, technology, commodities, hardware or software (collectively, “Products”) or services (including research and development) to any agency of the federal government of the United States of America (“U.S. Government”).

(b) The Company:

(i) is not and has not been at any time a single qualified source of any Products or services (including research and development) to any agency of the U.S. Government;

(ii) is not and has not been at any time a sole source of any Products or services (including research and development) to any agency of the U.S. Government;

(iii) has not received at any time from any person any priority rated contracts or orders under the U.S. Defense Priorities and Allocations System (“DPAS”) regulations; and

(iv) has not placed at any time with any person or entity any priority rated contracts or orders under the DPAS regulations.

(c) The Company’s Products are not and have not at any time been specifically designed, developed, modified, configured, or adapted for military applications. The Company is not and has not at any time been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations

(“ITAR”). The Company does not manufacture and/or export and has not at any time manufactured and/or exported defense articles or related technical data controlled under the ITAR. The Company does not provide and has not at any time provided defense services controlled under the ITAR.

(d) The Company does not produce or trade in and has not at any time produced or traded in any products subject to export authorization administered by the U.S. Department of Energy or the U.S. Nuclear Regulatory Commission. The Company’s Products do not include or contain and have not at any time included or contained any agents or toxins administered by the U.S. Department of Energy or the U.S. Nuclear Regulatory Commission.

(e) The Company has conducted its export transactions with respect to the Business in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable export controls of other countries with which the Business operates.

(f) None of the Company Parties possesses a security clearance issued by the U.S. Government for use in the Business, and the Company has not used information classified by the U.S. Government in the development of Company’s Products.

Section 3.26 Inventory. All inventory of the Company that relates to the Business, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all encumbrances, and no inventory is held on a consignment basis.

Section 3.27 Employee Benefit Matters.

(a) Section 3.27 of the Disclosure Schedules contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, Sellers have provided to Buyer true and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue

Service, a copy of the two most recently filed Form 5500, with schedules and financial statements attached and the most recent nondiscrimination tests performed under the Code; and (vi) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or other Governmental Authority relating to the Benefit Plan received within the twenty-four (24) month period immediately prior to the date of this Agreement.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, to the Seller’s Knowledge, so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor and, to the Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, such Laws and accounting principles.

(c) The Company has no commitment or obligation to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(d) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree medical, dental, or vision benefits to any individual for any reason, and the Company has no Liability to provide post-termination or retiree welfare benefits to any individual.

(e) The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(f) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Acquired Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(g) Following Closing, the Company will not be liable for any liability related to any Benefit Plan arising before or after Closing other than liabilities arising after Closing with respect to the continued employment of the Covered Employees by the Company other than such Benefit Plans as may be adopted by or at the direction of Purchasers or their Affiliates.

Section 3.28 Books and Records. The minute books of the Company are complete and correct and have been maintained in accordance with sound business practices applicable to the business of the Company as currently conducted. The minute books of the Company contain accurate and complete records of all meetings at which actions of the directors or of the stockholders were taken and of all actions taken by written consent of the directors or of the stockholders.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchasers and their Representatives (including the Confidential Information Memorandum and other materials prepared by Houlihan Lokey, Inc. and any information, documents or material made available to Purchasers in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser jointly and severally represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 4.01 Organization and Authority of Purchasers. Purchaser is a BVI Business Company duly organized and validly existing under the Laws of the British Virgin Islands. Purchaser Parent is a limited liability company duly organized and validly existing under the Laws of Hong Kong. All of the outstanding equity interests in Purchaser have been validly issued and are fully paid and non-assessable and are owned by Purchaser Parent. Neither Purchaser nor Purchaser Parent is a state-owned enterprise, and neither Purchaser nor Purchaser Parent operates under the supervision of the State-owned Assets Supervision and Administration Commission of the State Council of the People’s Republic of China. Each Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by each Purchaser of its obligations hereunder and thereunder and the consummation by each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents.

(a) The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, assuming compliance with the matters and requirements referred to in Section 4.02(b): (a) result in a violation or breach of any provision of the memorandum and articles of association of either Purchaser; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to either Purchaser; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which either Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on either Purchaser’s ability to consummate the transactions contemplated hereby.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for such filings and approvals as may be required under Exon-Florio (including the CFIUS Approval).

Section 4.03 Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchasers acknowledge that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchasers are able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of the investment.

Purchaser Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.04 Not Interested Stockholder. Neither of Purchasers, nor any of their respective Affiliates, owns any shares of the capital stock of the Company. Neither of Purchasers is an “interested stockholder” (as defined in Section 203(c)(5) of the DGCL) of the Company.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers.

Section 4.06 Sufficiency of Funds. Purchasers have sufficient cash on hand or other sources of immediately available funds, all of which is held in bank accounts in Hong Kong and is considered to be offshore from the perspective of the People’s Republic of China, to enable them to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.07 Legal Proceeding. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchasers’ knowledge, threatened against or by Purchasers or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08 Independent Investigation. Each Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Each Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing.

(a) From the date of this Agreement until the Closing, except as otherwise expressly provided in this Agreement, as set forth on Section 5.01 of the Disclosure Schedules, or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to: (i) conduct the Business in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of the Covered Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b) From the date of this Agreement until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not and shall not cause or permit the Company to take any actions with respect to the Business that would result in or constitute a breach or inaccuracy of any Seller’s representations and warranties contained in Section 3.11 of this Agreement (Absence of Certain Changes, Events and Conditions).

(c) From the date of this Agreement until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not and shall not cause or permit the Company to:

(i) sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any Covered Intellectual Property;

(ii) grant any license or sublicense to any Covered Intellectual Property Intellectual Property, other than pursuant to non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(iii) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect of any Company Registered IP material to the Business; or

(iv) knowingly fail to take or maintain reasonable measures to protect the confidentiality of any material trade secrets or other nonpublic Intellectual Property included in the Covered Intellectual Property.

(d) From the date of this Agreement until the Closing Date, if Seller or the Company becomes aware of (i) the termination by any material customer or supplier of the Business of its relationship with the Business or loss of a group of Covered Employees as a result of active discussions with the Seller Parties’ management regarding mass resignations or similar actions that interferes with the normal function of a division or department of the Business, in either case, effective prior to the Closing, (ii) a communication in writing from any material customer or supplier of the Business threatening to terminate its relationship with the Business or otherwise materially reduce the scope of its relationship with the Business, or (iii) a communication in writing from a group of Covered Employees in active discussions with the Seller Parties’ management regarding possible mass resignations or similar actions that would, if taken, interfere with the normal function of a division or department of the Business, then, in the case of each of clauses (i), (ii) and (iii), Seller shall promptly notify Purchaser in writing of such occurrence, and Seller shall use commercially reasonable efforts to cooperate with Purchasers to formulate a mutually agreeable approach to communicate with such customer, supplier or group of Covered Employees in order to attempt to preserve such relationship. In furtherance of the foregoing, Seller shall use commercially reasonable efforts to take the following actions: (A) introducing Purchasers to the representatives of such customer, supplier or group of Covered Employees, (B) facilitating the coordination of meetings or telephone calls among Seller, Purchasers and such customer, supplier or group of Covered Employees, and (C) making the appropriate personnel of Seller available for such meetings or telephone calls. Regardless of the outcome of any such meetings or other actions taken in accordance with this Section 5.01(d), including the loss of any customer, supplier or group of employees, nothing set forth herein shall relieve Purchasers of their respective obligations to consummate the transactions contemplated by this agreement, including the purchase of the Shares from Seller.

Section 5.02 The Restructuring; Employee Interviews.

(a) Seller and the Company shall effect the Restructuring in accordance with the agreements, documents, instruments and certificates attached hereto as Exhibit F.

(b) Within fifteen (15) days following the date of this Agreement, the Seller Parties shall permit the Purchasers to conduct interviews with any of the Covered Employees. Seller Parties shall cooperate with Purchasers to schedule such interviews during such fifteen (15) day period. Purchaser shall be permitted to amend Section 3.08(c) of the Disclosure Schedules to remove any of the individuals originally listed thereon (other than the removal of any individuals designated with an asterisk on section 3.08(c) of the Disclosure Schedule) by providing written notice of such changes to Seller during such fifteen (15) day period. All individuals removed from the list set forth in Section 3.08(c) of the Disclosure Schedules pursuant to the terms of this Section 5.02(b) shall be deemed to be Non-Covered Employees.

(c) Seller shall, with respect to each Non-Covered Employee, (i) extend to such employee an offer of employment with Seller or one of the Retained Subsidiaries or terminate such employee, and (ii) terminate the employment of such employee if any such offer is not accepted.

(d) Prior to the Closing Date, Purchaser shall, or shall cause one of its Subsidiaries to, make an offer of employment, effective as of the Closing, to each of the Covered Employees that is employed by Novatel Wireless (Shanghai) Co. Ltd. Each such Covered Employee who accepts his or her offer shall be transferred to Purchaser or its applicable Subsidiary as of the Closing.

Section 5.03 Access to Information; Cooperation. From the date of this Agreement until the Closing, Seller shall, and shall cause the Company to: (a) afford Purchasers and their Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Business; (b) furnish Purchasers and their Representatives with such financial, operating and other data and information related to the Business as Purchasers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Purchasers in their investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. All requests by Purchasers for access pursuant to this Section 5.03 shall be submitted or directed exclusively to Michael Newman or Lance Bridges or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Purchasers if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchasers shall not contact any suppliers to, or customers of, the Company. Purchasers shall, and shall cause their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.03. From the date of this Agreement to the Closing, Seller and Purchasers shall cooperate, as and to the extent reasonably requested by the other party, in connection with matters related to this Agreement and the transactions contemplated hereby, including the preparation of financial statements of the Company. Purchasers or Seller, as applicable, shall pay the expenses of the entities that provide such cooperation and of their respective officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the entities providing such cooperation for their time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the entities providing such cooperation to their respective officers, directors, employees or agents while assisting in the foregoing.

Section 5.04 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied.

Section 5.05 Resignations. Seller shall deliver to Purchasers written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules.

Section 5.06 Plant Closings and Mass Layoffs. Purchasers shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability.

Section 5.07 Director and Officer Indemnification and Insurance.

(a) Purchasers agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement and disclosed in Section 5.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Purchasers shall cause the Company to: (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date of this Agreement), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that the Company shall not be required to pay an annual premium for the insurance policies in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement.

(c) The obligations of Purchasers and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d) In the event Purchasers, the Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchasers or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08 Confidentiality. Each Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to either Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect.

Section 5.09 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Purchasers and Seller shall engage in the pre-notice consultation process with CFIUS and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable and in any event no later than ten (10) Business Days after the date of this Agreement, and as soon as reasonably practicable after notification from CFIUS that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a). Purchasers and Seller shall exercise best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the CFIUS Approval as soon as practicable. Purchasers and Seller shall (i) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by either of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions (ii) ensure that any information furnished in respect of this Section 5.09(b) is true, complete and correct in all material respects and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Subject to applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under Exon-Florio. At the request of Seller and for the purpose of obtaining the CFIUS Approval, each Purchaser shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS (“CFIUS Conditions”) in connection with, or as a condition of, the granting of the CFIUS Approval, including entering into mitigation agreements with a member agency of CFIUS as requested by such member agency; provided, however, that the foregoing obligation will not require the Purchasers to agree to CFIUS Conditions that would, individually or in the aggregate, have one or more of the following effects:

(i) the disposition by Purchaser Parent of a material portion of its business, intellectual properties or product lines with an aggregate value in excess of US$50 million;

(ii) a change in the form or nature of the legal or beneficial ownership of Purchaser in the Company that materially prevents Purchaser from (A) asserting its voting rights with respect to the Shares, (B) selling or otherwise disposing of the Shares or (C) receiving dividends or distributions with respect to the Shares;

(iii) a change in the scope or nature of the Business or the Business Assets that would have a Material Adverse Effect; or

(iv) a change in any of the controlling persons of Purchaser Parent.

(c) Without limiting the generality of the Purchasers’ undertaking pursuant to this Section 5.09, each Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation or other Law or Governmental Order that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, each of Seller and Purchasers shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Seller and Purchasers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all Third Parties that are described in Section 3.05 of the Disclosure Schedules; provided, however, that Seller and Purchasers shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is requested.

Section 5.10 Closing Conditions. From the date of this Agreement until the Closing, each party, Seller and Purchaser shall cause their respective Subsidiaries to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.11 Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release, to be agreed upon by Purchasers and Seller, and shall not be issued or otherwise made publicly available until approved for such release by Purchasers and Seller. Except as provided in the immediately preceding sentence, prior to the Closing Date, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior written consent of the other parties hereto, except: (a) any release or announcement required by Law; or (b) any release or announcement determined by Purchasers or Seller, upon advice of their respective counsel, to be reasonably necessary in light of such party’s public company status, provided that each party shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchasers when due, except that any such Taxes and fees incurred in connection with the Restructuring shall be borne and paid by Seller when due. The party responsible for any such Taxes shall, at its own expense, timely file any Tax

Return or other document with respect to such Taxes or fees (and the other parties hereto shall cooperate with respect thereto as necessary).

Section 5.13 No Cash Dividends, Share Repurchases and Prepayment of Indebtedness. Seller shall not, for a period of fifteen (15) months following the Closing, (i) declare, set aside or pay to its stockholders any dividend or other cash distribution; (ii) effect any repurchases, redemptions or buybacks of any of its outstanding capital stock; or (iii) make any prepayments with respect to the Notes; provided that Seller shall be permitted to make payments in connection with obtaining consent of the holders of the Notes.

Section 5.14 Escrow of Purchaser Termination Fee. Purchaser shall use its best efforts to deposit with SunTrust Bank (the “Escrow Agent”) by 11:59 p.m EDT on September 23, 2016, and in any event no later than 11:59 p.m EDT on September 28, 2016, an amount of cash equal to the Purchaser Termination Fee as collateral and security for the payment of the Purchaser Termination Fee, which amount will be held by the Escrow Agent in accordance with the Escrow Agreement.

Section 5.15 Competition.

(a) For a period of three (3) years from and after the Closing Date (the “Non-Compete Period”), Seller shall not, directly or indirectly, design, develop, manufacture, market or sell (i) any Mobile Hotspot Device, (ii) any USB modem, or (iii) any device intended primarily for home use providing voice-over-LTE functionality; provided, however, that the foregoing prohibition shall not apply if such device or modem is either (a) a Telematics Device, (b) a Telemetry Device (including versions or derivatives of the SA 2100 device), or (c) a Tracking Device; provided, further, that the foregoing prohibition shall not apply to the marketing and sale by Seller or its Affiliates of third-party devices or modems that are bundled with Sellers’ or its Affiliates’ hardware, software and/or services; provided, further, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation will not be deemed to be engaged solely by reason thereof in any of such business (the “Competing Activities”); and provided, further, that the covenant contained in this Section 5.15(a) shall not apply to or be binding on any acquirer of the Excluded Businesses through an acquisition of securities of Seller or all or substantially all of the assets of the Excluded Businesses by a Third Party, or to any Third Party successor of Seller by merger, consolidation, share exchange or other business combination (in each case, other than a Third Party set forth on Section 5.15(a) of the Disclosure Schedules). If the acquirer of an Excluded Business is a Third Party set forth on Section 5.15(a) of the Disclosure Schedules, Seller shall, as a condition of such sale of that Excluded Business, require that Third Party to undertake in writing not to conduct, directly or indirectly, the Competing Activities before the end of the Non-Compete Period and give the Company the right to enforce the undertaking against that Third Party as a third-party beneficiary thereunder.

(b) For a period of three (3) years from and after the Closing Date, Seller shall not, directly or indirectly, solicit or hire any Covered Employee, even if such Covered Employee is terminated by his or her employer. For a period of three (3) years from and after the Closing Date, neither Purchasers, the Company nor any of their respective Affiliates shall directly or indirectly solicit or hire any employee listed in Section 5.15(b) of the Disclosure Schedules, even if such employee is terminated by his or her employer.

Section 5.16 Litigation Matters.

(a) Cooperation to Litigation. For a period of three (3) years from and after the Closing Date, (i) Seller shall, and shall cause the Retained Subsidiaries to, cooperate with Purchasers and the Company in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by the Company relating to or arising out of the conduct of the Business prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement); (ii) Purchasers shall, and shall cause the Acquired Companies to, cooperate with Seller in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by the Seller relating to or arising out of the conduct of the Business or the Excluded Businesses prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement); and (iii) Purchasers and Seller shall, and shall cause their respective Subsidiaries to, retain all records relating to the conduct of the Business and the Excluded Businesses in accordance with their respective document retention policies. Purchasers or Seller, as applicable, shall pay the expenses (including reasonable legal fees and disbursements) of the entities that provide such cooperation and of their respective officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the entities providing such cooperation for their time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the entities providing such cooperation to their respective officers, directors, employees or agents while assisting in the defense or prosecution of any such litigation or proceeding.

(b) Assumption of Defense. Notwithstanding anything to the contrary under this Agreement, Seller and Purchasers shall cooperate with each other to manage the defense of the legal proceedings identified in Section 5.16(b)(i) to the Disclosure Schedules (the “Existing Actions”) and the Actions that may arise from the patent infringement allegations made against the Company in the letters identified in Section 5.16(b)(ii) to the Disclosure Schedules (the “Prospective Actions”, and together with the Existing Actions, the “Covered Actions”) on behalf of each of the Acquired Companies that is named as a defendant (each, a “Company Defendant”) on the following terms:

(i) Seller shall manage the defense of all of the Existing Actions after Closing on behalf of the Company as follows:

(A)	Seller shall manage the defense in substantially the same manner as the conduct of such defense by the Company prior to Closing;

(B)	Seller shall have the right, after consulting with Purchasers and the Company in good faith, to continue, or amend, its choice of counsel for the Company and instruct counsel on all matters relating to the Existing Actions on behalf of the Company;

(C)	Seller shall have the obligation to keep the other parties reasonably advised of the status of each Existing Action on a regular basis; and

(D)	the Company may participate in any of the Existing Actions at its own expense at any time.

(ii) The Company shall assume the defense of all of the Prospective Actions (if any) with the support of Seller as follows:

(A)	Seller shall offer the Company all necessary support, including giving the Company reasonable access to its records, files and employees, so that the Company Defendant can conduct the defense in an efficient and effective manner;

(B)	the Company shall have the obligation to keep the other parties reasonably advised of the status of that Prospective Actions on a regular basis; and

(C)	Seller may participate in any of the Prospective Actions at its own expense at any time.

(iii) Seller shall pay the Company (x) 100% of the costs and expenses payable by the Company Defendant to third parties, including but not limited to fees and costs of counsel and expert witnesses, court charges and travel expenses (the “Upfront Costs”), during the course of its defense of each of the Existing Actions; and (y) 66.7% of the Upfront Costs, and the Company shall be solely responsible for the remaining 33.3% of the Upfront Costs during the course of its defense of each of the Prospective Actions; provided, however, in each case of (x) and (y), Seller will not be responsible for any Upfront Costs arising from Seller’s participation in any of the Covered Actions;

(iv) neither Seller (on the Company’s behalf) nor the Company shall agree to any settlement of, or the entry of any judgment arising from, any Covered Action without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed;

(v) Seller and the Company shall share the Litigation Losses of each Covered Action in accordance with the procedures set forth in Section 5.16(c) as follows: (A) Seller shall be liable for the portion of such Litigation Losses that relates to Business Products that were sold prior to the Closing, and (B) the Company shall be liable for the portion of such Litigation

Losses that relates to Business Products that were, or to be, sold after the Closing, including any royalties for future sales of products covered by the settlement, license or similar agreement, or court order (the “Loss Allocation Principles”); for purposes of this Agreement, “Litigation Losses” of a Covered Action includes three components: (1) Upfront Costs; (2) amounts paid or payable to plaintiff in the form of settlement or damage awards, including royalties for past product sales (the “Remedial Payments”); and (3) the discounted present value of all the royalties payable by the Company Defendant for the future sale of products under the terms of a settlement, license or similar agreement, or court order (the “Royalty Payments”); and

(vi) unless Seller is in breach of its obligations under this Section 5.16(b) or Section 5.16(d) in connection with that Covered Action, Purchasers shall not be entitled to assert any rights to indemnification under Section 7.01 in relation to Losses arising thereunder.

(c) Procedures for Payment. The parties shall follow the procedures below in each Covered Action:

(i) upon the receipt of a litigation document from the plaintiff in the Action, the Company shall forward copies of the litigation document to Seller and Purchasers. If the Covered Action constitutes a Prospective Action and the court document is the first document of its kind that the Company receives in connection with the Covered Action, the Company shall also deliver a statement identifying the corresponding letters in Section 5.16(b)(ii) to the Disclosure Schedules to which the Covered Action relates (an “Initial Notice”);

(ii) at Purchasers’ request, Seller shall attend a meeting with Purchasers and the Company as soon as practicable to discuss and share with each other the facts then known to each party that constitute the basis of the Covered Action;

(iii) the Company will be entitled to require, from time to time, Seller to pay the Upfront Costs for which Seller is responsible under Section 5.16(b)(iii); upon the receipt of a payment request, which shall be accompanied by copies of the relevant invoices, from the Company, Seller shall make the required payments to the third party service providers specified in the payment request within ten (10) Business Days of the receipt of such request.

(iv) within thirty (30) days following the conclusion of the Covered Action, as evidenced by the signing of a settlement agreement or the receipt of non-appealable adjudication on all the claims under that Covered Action, the Company shall prepare and deliver to Seller a statement (a “Litigation Loss Statement”) setting forth (1) the aggregate amount of Litigation Losses and (2) the respective amounts that the Company has allocated between Seller and the Company under the Loss Allocation Principles; and

(v) unless Seller invokes the procedure under Section 5.16(d), Seller and the Company shall make the payments set forth in the Litigation Loss Statement within 30 days.

(d) Dispute over Litigation Losses. If Seller disagrees with any amount contained in a Litigation Loss Statement issued by the Company in relation to a Covered Case:

(i) Purchasers and Seller shall attempt to resolve any such disagreements;

(ii) if Purchasers and Seller are unable to resolve all such disagreements on or before the date that is thirty (30) days following notification by Seller of any such disagreements, Seller and Purchasers shall retain a nationally recognized independent valuation expert (such Person being referred to as the “Valuer”) to resolve all such disagreements, which Valuer will adjudicate only those amounts set forth in the Litigation Loss Statement that remain in dispute.

(iii) the fees, costs and expenses of the Valuer will be borne by Purchasers, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Valuer, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Valuer at the time the determination of such firm is rendered on the merits of the matters submitted;

(iv) Seller will be entitled to have reasonable access to the books and records of the Company and the work papers of Purchasers prepared specifically in connection with the Litigation Loss Statement and, upon reasonable prior notice and to discuss such books and records and work papers with Purchasers and those persons responsible for the preparation thereof; and

(v) the parties acknowledge and agree that the mechanism set forth in this Section 5.16(d) are the sole and exclusive remedy of Seller with respect to (i) determining whether or not any adjustment would be made to the payments required by the Company under Section 5.16(c) provided, however, that, in the case of fraud, the foregoing adjustment provisions will not be exclusive, but will be in addition to any other rights or remedies to which Seller or its assigns, as the case may be, may be entitled at law or in equity.

Section 5.17 Omitted Assets or Liabilities. Following the Closing, if the parties identify any Business Assets or Business Liabilities that were inadvertently assigned to Seller or any of the Retained Subsidiaries in the Restructuring, Seller and Purchasers shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Seller to transfer to the Company and for the Company to accept and assume such Business Assets or Business Liabilities within ten (10) Business Days of receiving notice thereof. Following the Closing, if the parties identify any Excluded Assets or Excluded Liabilities that were inadvertently retained by the Company or any other Acquired Company in the Restructuring, Seller and Purchasers shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Purchasers or the Company to transfer to Seller and for Seller to accept and assume such Excluded Assets or Excluded Liabilities within ten (10) Business Days of receiving notice thereof. If any such assets cannot be so transferred from a legal or commercial perspective, the party that otherwise would have received such assets pursuant to the terms of this Section 5.17 shall, for no additional consideration, use its best efforts to procure other assets that would minimize the losses arising from the absence of such assets.

Section 5.18 Seller Stockholder Meeting.

(a) As soon as practicable after the date of this Agreement, Seller shall prepare and file with the SEC a proxy statement (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to Seller’s stockholders in connection with solicitation of proxies for use at the meeting of Seller’s stockholders called to vote upon the authorization of the sale of the Shares pursuant to the terms of this Agreement and to vote upon the authorization of the Company Charter Amendment (the “Seller Stockholder Meeting”). Purchasers shall timely furnish all information concerning Purchasers and their respective Affiliates as Seller may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, Seller shall use reasonable best efforts to cause the Proxy Statement to be disseminated to Seller’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Seller and each Purchaser shall promptly correct any information provided by it or any of its respective Representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein, or to the extent necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to Seller’s stockholders, in each case as and to the extent required by applicable Law. Seller shall provide Purchasers and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and Seller shall give reasonable and good faith consideration to any comments made by Purchasers and its counsel (it being understood that Purchasers and their counsel shall provide any comments thereon as soon as reasonably practicable). Seller shall provide in writing to Purchasers and their counsel any comments or other communications, whether written or oral, Seller or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and Seller shall provide Purchasers and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and Seller shall give reasonable and good faith consideration to any comments made by Purchasers and their counsel (it being understood that Purchasers and their counsel shall provide any comments thereon as soon as reasonably practicable). Seller shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

(b) Seller shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law and the Seller Organizational Documents, duly call, give notice of, set a single record date for, and convene and hold the Seller Stockholder Meeting. Seller shall ensure that all proxies solicited in connection with the Seller Stockholder Meeting are solicited in accordance with applicable Law. Unless a Change in the Seller Board Recommendation shall have occurred, Seller shall (i) use its reasonable best efforts to solicit from Seller’s stockholders proxies in favor of (A) the authorization of the sale of the Shares pursuant to the terms of this Agreement, and (B) the Company Charter Amendment, and (ii) take any other reasonable measures to secure the Required Stockholder Vote. Once the Seller Stockholder Meeting has been noticed and called, Seller shall not postpone or adjourn the Seller Stockholder Meeting without the prior written consent of the Purchasers (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by Seller, in good faith, to comply with applicable Law). The foregoing sentence notwithstanding, if on a date for which the Seller Stockholder Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Vote, whether or not a quorum is present, Seller may make one or more successive postponements or adjournments of the Seller Stockholder Meeting; provided that Seller Stockholder Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is forty-five (45) days after the date for which the Seller Stockholder Meeting was originally scheduled and (y) twenty (20) Business Days prior to the Outside Date. Unless this Agreement is validly terminated in accordance with Section 8.01, Seller shall submit this Agreement and the Company Charter Amendment to its stockholders at the Seller Stockholder Meeting even if the Seller Board shall have effected a Change in the Seller Board Recommendation.

Section 5.19 No Solicitation; Other Offers.

(a) Promptly following the execution of this Agreement, the Seller Parties shall, and shall cause their respective Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. Subject to Section 5.19(b), from the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, Seller Parties shall not, nor shall they authorize or permit any of their respective Subsidiaries or any of their respective Representatives to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate or take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations with any Third Party regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; (iii) furnish any non-public information regarding the Business to any Person or afford any Person access to the business, property, assets, books or records of Seller Parties or any of their respective Subsidiaries in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (iv) approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other contract contemplating an Acquisition Proposal or requiring Seller Parties to abandon or terminate their obligations under this Agreement; (v) waive, terminate, modify or release any Person (other than Purchasers or their respective affiliates) from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation; (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL; or (vii) resolve or agree to do any of the foregoing. Seller Parties shall, and shall cause their Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. Seller Parties shall promptly deny access to any data room (whether virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party. Without limiting the foregoing, Seller Parties understand, acknowledge and agree that any breach of the obligations set forth in the preceding sentence by any of the Seller Parties’ Subsidiaries, officers, directors, employees, agents, financial advisors or legal advisors shall be deemed to be a breach of this Section 5.19(a) by Seller Parties.

(b) Notwithstanding anything in this Section 5.19 to the contrary, at any time before the Required Stockholder Vote is obtained, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement in circumstances not involving a material breach of this Agreement that the Public Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Public Company may, upon a good faith determination by the Public Company Board (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the Public Company Board’s fiduciary duties under applicable Law:

(i) provide access to the business, properties, assets, books and records and furnish information (including by providing access to a data room, whether virtual or actual) with respect to Seller Parties and their respective Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that all such information shall have been previously provided to Purchasers or is made available to Purchasers at substantially the same time that it is provided by the Seller Parties to such Person; and

(ii) participate in discussions or negotiations with the Person (and its Representatives) making such Acquisition Proposal;

and provided further, that, prior to taking any of the actions described in clauses (i) or (ii) above, Seller Parties and such Person enter into a confidentiality agreement in customary form that is no less favorable in the aggregate to Seller than the Confidentiality Agreement.

(c) Seller Parties shall promptly (and in any event within forty-eight (48) hours) notify Purchasers of the receipt of any Acquisition Proposal. In such notice, Seller Parties shall identify the third party making, and a summary of the material terms and conditions of, any such Acquisition Proposal, indication or request and thereafter shall keep Purchasers reasonably informed, on a current basis as practicable, of the status and material terms of any such Acquisition Proposal, indication, or request, including any material amendments or proposed amendments as to price and other material terms thereof.

(d) Except as otherwise permitted by clauses (A) through (C) of this Section 5.19(d) and Sections 5.19(e) and 5.19(f):

(i) the Seller Board shall not fail to make the Seller Board Recommendation to Seller’s stockholders (including through any failure to include the Seller Board Recommendation in the Proxy Statement);

(ii) the Seller Board shall not withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, the Seller Board Recommendation;

(iii) the Seller Board shall not adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal;

(iv) the Seller Board shall not make any public statement inconsistent with the Seller Board Recommendation; or

(v) the Seller Board shall not resolve to take any such actions (each such foregoing action or failure to act in clauses “(i)” through “(v)” being referred to as a “Change in the Seller Board Recommendation”);

(vi) the Company Board shall not withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, the Company Board Approval;

(vii) the Company Board shall not adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal;

(viii) the Company Board shall not make any public statement inconsistent with the Company Board Approval; or

(ix) the Company Board shall not resolve to take any such actions (each such foregoing action or failure to act in clauses “(vi)” through “(ix)” being referred to as a “Change in the Company Board Approval”).

Notwithstanding the foregoing, the Seller Board or the Company Board, as applicable, may at any time before the Required Stockholder Vote is obtained, take any of the actions set forth in sub-clauses (A), (B) and (C) below; provided, however, that prior to taking any such action Seller Parties comply with Section 5.19(e) of this Agreement:

(A) effect a Change in the Seller Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn if the Seller Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Seller Board concludes in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

(B) effect a Change in the Seller Board Recommendation in response to an Intervening Event if the Seller Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(C) terminate this Agreement pursuant to Section 8.01(h), but only if the Public Company receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn that the Public Company Board concludes in good faith, after consultation with outside legal counsel and the Public Company’s financial advisor, constitutes a Superior Proposal and the Public Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties under applicable Law.

(e) The Seller Board or the Company Board, as applicable, shall not be entitled to: (i) make a Change in the Seller Board Recommendation pursuant to Section 5.19(d)(A) or Section 5.19(d)(B); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 5.19(d)(C), unless: (A) Seller Parties shall have first provided three (3) days’ prior written notice to Purchasers that they are prepared to (1) make a Change in the Seller Board Recommendation (a “Recommendation Change Notice”) or (2) terminate this Agreement pursuant to Section 8.01(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, (I) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal, contain a copy of the Superior Proposal, and contain a copy of any proposed agreements for such Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to Seller Parties or any of their respective Representatives, a written summary of the terms thereof and the identity of the Person making Superior Proposal) (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in the Seller Board Recommendation), or (II) if relating to an Intervening Event, describe such Intervening Event and the reasons for the proposed Change in the Seller Board Recommendation, (B) if the notice is in response to a Superior Proposal, during such three (3) day period, (y) Seller Parties shall negotiate, and cause their respective Representatives to negotiate, with Purchasers and their Representatives in good faith to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Seller Board to make a Change in the Seller Board Recommendation, and (z) the Public Company Board shall have considered in good faith any changes to this

Agreement suggested by Purchasers and shall not have determined (after consultation with its outside legal and financial advisors) that the Acquisition Proposal previously constituting a Superior Proposal no longer constitutes a Superior Proposal if such changes proposed by Purchasers were to be given effect (it being understood that Seller Parties shall not take any action with respect to the Superior Proposal during such three (3) Business Day period); provided that any material amendment to the financial terms or other material terms of such Superior Proposal occurring prior to Seller’s effecting a Change in the Seller Board Recommendation shall require a new written notification from Seller Parties and an additional three (3) day period that satisfies this Section 5.19(e), and (C) if the notice is in response to an Intervening Event, during such three (3) day period, if requested by Purchasers, Seller Parties shall engage in good faith negotiations with Purchasers to amend this Agreement in such a manner that obviates the need for a Change in the Seller Board Recommendation as a result of the Intervening Event.

(f) Nothing contained in this Section 5.19 or elsewhere in this Agreement shall prohibit Seller or the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Public Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.19(f) shall not affect the obligations of Seller and the Seller Board not to make a Change in Seller Board Recommendation except in compliance with Sections 5.19(d) and 5.19(e) of this Agreement (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in the Seller Board Recommendation).

Section 5.20 Tax Matters.

(a) Tax Indemnity. Seller shall pay, reimburse and indemnify each Acquired Company, Purchasers and Affiliates of the foregoing and hold them harmless from and against Losses resulting from or attributable to (i) Pre-Closing Taxes and (ii) Taxes described in Section 5.20(d). The indemnification under this Section 5.20(a) shall not be subject to the indemnification deductible and limit set forth in Section 7.05 or elsewhere in this Agreement. Notwithstanding anything herein to the contrary, Seller shall pay Purchasers for any Taxes that are the responsibility of Seller pursuant to this Section 5.20 at least five (5) Business Days prior to payment of such amounts by Purchasers or any Acquired Company.

(b) Tax Returns.

(i) Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed all Tax Returns of each Acquired Company for any taxable period ending on or before the Closing Date which are first due after the Closing Date (each such return, a “Seller Prepared Tax Return”). Purchasers shall prepare or cause to be prepared, and timely file or cause to be timely filed all Tax Returns of each Acquired Company for any Straddle Period (each such return, a “Straddle Period Tax Return”). In the case of a Seller Prepared Tax Return or a Straddle Period Tax Return, (1) any such Tax Return shall be prepared or cause to be prepared in a manner consistent with each Acquired Company’s past practice; (2) the preparing party shall deliver a draft of any such return to the other party for its review and approval at least thirty (30) days prior to the due date thereof (taking into account valid extensions); and (3) any reasonable changes or comments that such other party submits shall be incorporated no less than ten (10) Business Days prior to the due date for such Tax Return. The parties agree that the taxable year of each Acquired Company will end as of the end of the day of the Closing Date for federal income Tax purposes and state income Tax purposes to the extent a unitary or consolidated Tax Return is filed and except where otherwise required by Law.

(ii) For purposes of this Agreement, in the case of any Straddle Period, (1) any real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (2) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (2), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(c) Cooperation on Tax Matters. Seller and Purchasers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Tax proceeding relating thereto. Specifically, Seller and Purchasers shall (and shall cause their respective Affiliates to):

(i) provide timely written notices to the other parties hereto of any pending or threatened audits or other Tax proceedings relating to any Acquired Company for taxable periods for which any other party hereto may have a responsibility under this Section 5.20 or otherwise; and

(ii) furnish the other parties hereto with copies of all correspondence received from any Governmental Authority in connection with any audit or other Tax proceeding or information request with respect to any taxable period for which any other party hereto may have a responsibility under this Section 5.20(c) or otherwise.

(d) Tax Claims. Seller shall have the right to assume the defense and conduct of any audit or other Tax proceeding relating to Taxes of any Acquired Company for a Pre-Closing Tax Period (a “Tax Claim”); provided, however, that each Purchaser shall have the right to participate in any such Tax Claim (at its sole expense) and Seller shall not effect any settlement or compromise of a Tax Claim if doing so would increase the Tax liability of any Acquired Company for any taxable period beginning after the Closing Date without obtaining Purchasers’ consent thereto, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 5.20(d) and Section 7.03 with respect to any Tax Claim, this Section 5.20(d) shall control.

(e) Refunds. Any repayment, refund, credit or similar benefit of Tax relating to a Pre-Closing Tax Period of any Acquired Company or otherwise to Taxes borne directly or indirectly by Seller (a “Tax Refund”) shall be for the sole benefit of Seller. To the extent that either Purchaser or any of its respective Affiliates (including any Acquired Company) receives any Tax Refund relating to a Pre-Closing Tax Period, the applicable Purchaser shall pay to Seller such Tax Refund within ten (10) Business Days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable) as the case may be. The parties hereto agree that Tax Refunds for the portion of a Straddle Period that is attributable to a Pre-Closing Tax Period shall be determined using the methodologies set forth in Section 5.20(b)(ii). Each Purchaser and its respective Affiliates shall, and shall cause the applicable Acquired Company to promptly take all reasonable actions (including those actions reasonably requested by Seller) to file for and obtain any Tax Refund. Purchasers shall, upon request, permit Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Seller.

(f) Limitations. Other than as explicitly provided in this Agreement, without the prior written consent of Seller, Purchasers shall not (and shall not permit any Acquired Company to) make or change any Tax election, change an accounting period or method, file an amended Tax Return, enter into a closing agreement, settle a Tax claim or assessment, initiate any voluntary disclosure or similar process, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action, relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the Tax liability of any Acquired Company for a Pre-Closing Tax Period. For the avoidance of doubt, nothing contained in this Section 5.20(f) shall prohibit Purchasers from (i) making an election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local Tax Law) for the Company and (ii) making an election under Section 338(g) of the Code (and any comparable provisions of applicable state or local Tax Law) for each non-U.S. Acquired Company.

Section 5.21 Section 338(h)(10) Elections.

(a) Seller and Purchasers shall jointly make an election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local Tax Law) with respect to the purchase of the Shares by Purchasers (the “Section 338(h)(10) Election”). Seller and Purchasers shall cooperate with each other to take all actions necessary and appropriate

(including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve timely Section 338(h)(10) Elections, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) and to mutually agree upon the allocation of the Purchase Price, including the allocation set forth on Section 5.21(a) of the Disclosure Schedule.

(b) Purchasers shall prepare and deliver to Seller such documents or statements and other forms that are required to be submitted to any federal, state or local Governmental Authority in connection with each Section 338(h)(10) Election, including IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Section 338 of the Code and the applicable Treasury Regulations (or comparable provisions of state or local Law) and Seller shall timely execute and deliver to Purchasers all such documents or statement and other forms. In the event that any such IRS Form 8023 (or similar forms or schedules required under provisions of state or local Tax Law) is disputed by any Governmental Authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

(c) Seller and Purchasers agree that the Purchase Price and the liabilities attributable to each Acquired Company (plus other relevant items) shall be allocated among the assets of each Acquired Company making a Section 338(h)(10) Election for purposes of this Agreement and Section 338 of the Code and the Treasury Regulations thereunder (the “Tax Allocation”). Thirty (30) days after the Closing Date, Seller will deliver to Purchaser a draft Tax Allocation of the Purchase Price among the assets of the applicable Acquired Company for the parties to discuss and ultimately agree upon. Seller and Purchasers further agree to modify the Tax Allocation for any adjustments to the Purchase Price and the liabilities of the applicable Acquired Company (plus other relevant items) in a manner consistent with the Tax Allocation and Section 338 of the Code and the Treasury Regulations thereunder, as set forth in this Section 5.21(c). Seller and Purchasers further agree to file all Tax Returns and any other filings required by Section 338 of the Code and the Treasury Regulations thereunder (including Form 8883 (or successor form)), and any comparable state or local Tax filings, in a manner consistent with the Tax Allocation; provided, however, that nothing contained herein shall require Seller or Purchasers to contest or litigate in any forum any proposed Tax deficiency or adjustment by any Governmental Authority which may challenge the Tax Allocation.

(d) Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Elections on its Tax Returns to the extent required by applicable Law. Seller shall also pay any Taxes imposed on the applicable Acquired Company attributable to making each such Section 338(h)(10) Election, including any state or local Tax imposed on such Acquired Company’s gain, and Seller shall indemnify and pay Purchaser and such Acquired Company for any such Taxes.

Section 5.22 Transferred FSAs. As of the Closing Date, Purchasers shall assume from the Seller all of Seller’s obligations with respect to the medical care and dependent care flexible spending accounts of Covered Employees (the “Transferred FSAs”) under any cafeteria plan maintained by Seller pursuant to Section 125 of the Code, including Seller’s obligation to reimburse eligible expenses. All elections of Covered Employees with respect to the Transferred FSAs shall remain in effect immediately after the Closing Date, except to the extent otherwise permitted by applicable law. As soon as reasonably practicable after the Closing Date, Seller shall determine the Aggregate Balance of the Transferred FSAs and notify Purchasers of the amount of such Aggregate Balance in writing. For purposes of this Section 5.22, the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the Transferred FSAs by Covered Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Transferred FSAs to Covered Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, Purchasers shall pay such negative amount to Seller as soon as practicable following Purchasers’ receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Seller shall pay such positive amount to Purchasers as soon as practicable following Seller’s delivery to Purchasers of the written notice thereof. Nothing contained in this Section 5.22, express or implied, is intended to confer on any Covered Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any employee benefit plan, program or agreement maintained by Purchasers or the Company.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Required Stockholder Vote shall have been obtained.

(b) The filings of Purchasers and Seller required by the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) Purchasers shall have obtained all consents, approvals and/or Governmental Orders of any Governmental Authority required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

(e) the CFIUS Approval shall have been obtained.

Section 6.02 Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchasers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Purchasers shall have received a legal opinion of counsel to the Company and Seller with respect to matters of Delaware and California law, substantially in the form attached hereto as Exhibit G, dated as of the Closing and addressed to Purchasers.

(d) Seller shall have delivered to Purchasers a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(e) Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates evidencing the Shares, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(f) Seller shall have delivered to Purchasers the Closing Worksheet.

(g) The Seller Parties shall have consummated the Restructuring.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchasers contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchasers’ ability to consummate the transactions contemplated hereby.

(b) Each Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Company shall no longer be a borrower under the Indenture dated June 10, 2015 governing the Company’s 5.50% Convertible Senior Notes due 2020 the (“Notes”).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Purchaser, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(e) Each Purchaser shall have delivered to Seller cash in an amount equal to the Closing Date Payment by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Purchasers.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification By Seller. Subject to the provisions of this Article VII, Seller covenants and agrees to indemnify and hold harmless Purchasers and their respective Affiliates (which Affiliates after Closing shall include, without limitation, the Company), and each of their respective Representatives (collectively, the “Purchaser Indemnitees”), from and against any and all Losses incurred or suffered by any of Purchaser Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c) any and all Excluded Liabilities, including, without limitation, any and all Retained IP Liabilities.

Seller hereby irrevocably waives any and all rights of contribution against and with respect to the Company. Seller and Company hereby agree that only prior to the Closing, the Company shall be jointly and severally obligated with Seller to perform each and all of Seller’s obligations pursuant to this Article VII, and that this Company obligation shall expire at the Closing.

Section 7.02 Indemnification By Purchasers. Subject to the provisions of this Article VII, the Purchasers covenant and agree to jointly and severally indemnify and hold harmless Seller and its Affiliates, and each of their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or suffered by any of Seller Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchasers contained in Article IV of this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchasers pursuant to this Agreement.

Section 7.03 Claim Procedure/Notice of Claim.

(a) A party entitled or seeking to assert rights to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains: (i) a description and the amount or estimation thereof (the “Claimed Amount”), if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor.

(b) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchaser Indemnitees or Seller Indemnitees, as applicable.

(c) In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this Article VII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Action relating to such third-party claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Action, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Action and the amount of the claimed Losses, if then known; provided, however, that no delay, deficiency or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party can demonstrate in writing that the defense of such Action has been materially prejudiced by such delay, deficiency or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that: (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VII, and (ii) the Indemnifying Party may not assume control of the defense of an Action (A) involving criminal liability; or (B) in which any relief other than monetary damages is sought against the Indemnified Party and the Indemnified Party reasonably determines that such non-monetary relief would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnified Party’s expense subject to reimbursement as a part of a Claimed Amount. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Action, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In the event that some, but not all, of the Losses from the Action are indemnifiable, the costs and expenses (including reasonable legal fees and disbursements) of the Controlling Party incurred in connection with such defense shall be allocated between the Indemnifying Party and the Indemnified Party in proportion to the Losses for which each such party is ultimately responsible in connection with such claim, after giving effect to the provisions of this Article VII.

(d) At such time as a Loss is agreed to by the Indemnifying Party or is finally determined by non-appealable adjudication to be payable by the Indemnifying Party pursuant to this Article VII, in order to satisfy the Indemnifying Party’s obligations hereunder the Indemnifying Party shall pay to the Indemnified Party within ten (10) Business Days of such agreement or, as the case may be, of such adjudication, the entire amount of such Loss by wire transfer of immediately available cash funds to the Indemnified Party’s account designated by the Indemnified Party in separate written instructions provided by the Indemnified Party to the Indemnifying Party. In the event of a dispute between the parties over the amount or allocation of the Losses, the parties shall resolve the dispute using the mechanism set forth in Section 5.16(d).

(e) If an Indemnifying Party does not make timely full payment of any amount payable as provided in Section 7.03(d) (the “Unpaid Loss Amount”), the Indemnifying Party shall pay to the Indemnified Party, in addition to the amount of the Loss, with respect to which such Unpaid Loss Amount is payable, interest on the Unpaid Loss Amount accrued from and including the date on which the Unpaid Loss Amount is agreed to by the Indemnifying Party or is finally determined by non-appealable adjudication to be payable by the Indemnifying Party pursuant to this Article VII, to but excluding the date such Unpaid Loss Amount is paid at a rate per annum equal to 5.0%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.04 Survival of Representations, Warranties and Covenants; Determination of Losses.

(a) Except as set forth in Section 7.04(b) and Section 7.04(c), or otherwise specified therein, the representations and warranties of Seller and Purchasers contained in Article III and Article IV, respectively, of this Agreement and each Indemnified Party’s rights to indemnification under this Article VII relating to breach or inaccuracy of any of such representations and warranties shall survive for a period ending at 12:00 midnight Pacific Time on the date that is fifteen (15) months following the Closing Date, at which time such representations and warranties and such rights of each Indemnified Party shall expire, terminate and be of no further force or effect.

(b) The representations and warranties of Seller and Purchasers contained in Section 3.07, Section 3.10, Section 3.12, Section 3.13, Section 3.15, Section 3.18 and Section 3.23 shall survive for a period ending on the date that is twenty-four (24) months following the Closing Date, at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(c) The representations and warranties of Seller contained in Section 3.20 (the “Tax Representations”) and Section 3.14 shall survive until the date that is sixty (60) days after the expiration of the relevant statute of limitations (giving effect to any applicable extensions or waivers thereof, whether automatic or permissive), at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(d) The representations and warranties of (i) Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.08 and Section 3.21 (the “Seller Fundamental Representations”) and (ii) Purchasers contained in Section 4.01, Section 4.02 and Section 4.05 (the “Purchasers Fundamental Representations”) shall survive for five (5) years following the Closing Date, at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(e) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of any claim brought by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(f) The representations and warranties of Seller shall not be deemed waived by reason of any investigation made by or on behalf of Purchasers. The representations and warranties of Purchasers shall not be deemed waived by reason of any investigation made by or on behalf of Seller.

(g) Each covenant and agreement of Purchasers or Seller set forth herein shall survive the Closing indefinitely or, if applicable, for such shorter period expressly stated in the provision containing such covenant or agreement.

(h) Notwithstanding anything to the contrary in this Agreement, if Purchaser wishes to be indemnified for a breach of Section 3.08, Purchaser shall first send written notice of such breach to Seller, and Seller shall have the right to cure such breach in accordance with Section 5.17. If Seller does not cure such breach within ten (10) Business Days following the date of its receipt of the notice from Purchaser, then Purchaser shall be entitled to seek indemnification in accordance with Section 7.03.

(i) Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement, as the case may be, and such claims shall survive until finally resolved.

Section 7.05 Limitations on Indemnification Obligations.

(a) Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses described in Section 7.01(a) until the aggregate amount of all such Losses exceeds $500,000 (such amount, the “Basket”), in which case Seller will be liable for all Losses, subject to the other limitations in this Section 7.05; provided, however, that the Basket shall not apply to Losses arising from (i) fraud or willful misconduct by Seller or (ii) any breach or inaccuracy of the Tax Representations or the Seller Fundamental Representations.

(b) Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 7.01 in excess of twelve and one-half percent (12.5%) of the Purchase Price received (such amount, the “General Cap”); provided, however, that the General Cap shall not apply to Losses arising from (i) fraud or willful misconduct by Seller or (ii) breaches or inaccuracies of the Tax Representations or the Seller Fundamental Representations.

(c) For Losses in connection with claims relating to a breach or inaccuracy of the Tax Representations or the Seller Fundamental Representations, Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 7.01 in excess of thirty-five percent (35%) of the Purchase Price received (such amount, the “Fundamental Representations Cap”); provided, however, that the Fundamental Representations Cap shall not apply to Losses arising from fraud or willful misconduct by Seller.

(d) Purchasers shall have no obligation to indemnify Seller Indemnitees with respect to Losses arising under Section 7.02(a) until the aggregate amount of all Losses arising thereunder exceeds the Basket, in which case Purchasers will be jointly and severally liable for all Losses, subject to the other limitations in this Section 7.05; provided, however, that the Basket shall not apply to Losses arising from (i) fraud or willful misconduct by Purchasers or (ii) breaches or inaccuracies of the Purchasers Fundamental Representations.

(e) Purchasers shall have no obligation to indemnify Seller Indemnitees under Section 7.02 with respect to Losses in excess of the General Cap.

(f) Notwithstanding anything to the contrary in this Agreement, (i) Purchaser Indemnitees’ rights to indemnification with respect to Losses based upon fraud or willful misconduct shall not be subject to the limitations set forth in Sections 7.05(a) and 7.05(b), and (ii) Seller Indemnitee’s rights to indemnification with respect to Losses based upon fraud or willful misconduct shall not be subject to the limitations set forth in Sections 7.05(c) and 7.05(d).

(g) The amount of any Losses for which indemnification is provided under this Article VII shall be net of any Tax benefit actually realized and received by the Indemnified Party (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Party that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) as a result of the circumstances giving rise to the Loss (determined on a “with and without” basis by computing the Indemnified Party’s Tax liability with and without taking the Losses and all related Tax consequences into account); provided, that if the Indemnified Party does not actually realize and receive any such reduction in Taxes at the time of such payment or indemnity by the Indemnifying Party, then (i) the Indemnifying Party shall pay the amount of such payment or indemnity without taking into account any such reduction in Taxes and (ii) the Indemnified Party shall remit to the Indemnifying Party the amount of any such reduction in Taxes actually realized and received by such person but only to the extent that such reduction in Taxes is actually realized and received no later than four (4) years after any such payment or indemnity is made. In determining the amount necessary to be subtracted from any payment or indemnity or to be remitted to the Indemnifying Party, as the case may be, in order to accomplish the foregoing, the Parties hereto agree (i) to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnified Party, as if such Indemnified Party were subject to Tax at the actual marginal Tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Party and (ii) to treat any indemnification payments made to the Purchasers pursuant to this Agreement as a reduction to the final Purchase Price, unless either party receives a written opinion, reasonably satisfactory in form and substance to the other party, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a Tax Return.

(h) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Exclusive Remedy. Subject to Sections 8.03, 8.04 and 9.08, except with respect to (a) Losses based on fraud or willful misconduct, (b) Tax Losses governed by Section 5.20(a); and (c) injunctive relief or other equitable relief (whether arising under this Agreement, by statute or under common law) to restrain or otherwise remedy a breach or threatened breach of this Agreement or to specifically enforce this Agreement, the indemnification provisions in this Article VII will be the exclusive remedy of Purchasers and Seller with respect to any and all monetary damages arising under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Purchasers and Seller;

(b) by either Purchasers, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before the date that is seven (7) months following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to have occurred on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Purchasers or Seller, if a U.S. Governmental Authority shall have issued a final and non-appealable Governmental Order that is enforced in a U.S. court of competent jurisdiction having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing from occurring; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to a party if the issuance of such final, non-appealable Governmental Order is directly caused by a failure of such party to perform or comply with any of its obligations or covenants under this Agreement; and provided further, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied with its obligations under Section 5.09 to prevent, oppose or remove such Governmental Order or other action;

(d) by Purchasers, if there has been a breach of any of the representations, warranties or covenants of Seller contained in this Agreement, which (i) would result in the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) is not capable of being cured prior to the Outside Date; provided, however, that Purchasers shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Purchasers have materially breached any of its covenants or agreements contained in this Agreement;

(e) by Seller, if there has been a breach of any of Purchasers’ representations, warranties or covenants contained in this Agreement, which (i) would result in the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) is not capable of being cured prior to the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Seller has materially breached any of its covenants or agreements contained in this Agreement;

(f) by either Purchasers, on the one hand, or Seller, on the other hand, upon written notice to the other party, if: (i) the Seller Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and Seller’s stockholders shall have taken a vote on a proposal to authorize the sale of the Shares pursuant to the terms of this Agreement (subject to the limitations contained in Section 5.18); and (ii) the Required Stockholder Vote shall not have been obtained;

(g) by Purchasers, upon written notice to Seller (at any time before the Required Stockholder Vote is obtained) if a Triggering Event shall have occurred; and

(h) by Seller if, upon written notice to Purchasers, at any time prior to the Closing Date, the Public Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into a Company Acquisition Agreement and pay the Company Termination Fee; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if any of the Seller Parties has materially breached Section 5.19 prior to the date of termination.

Section 8.02 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 8.01, other than pursuant to Section 8.01(a), shall give written notice of such termination to the other party, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the valid termination of this Agreement as provided in Section 8.01, except as provided in the next sentence of this Section 8.02, which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto other than liability for any willful breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary contained herein, (a) the provisions of this Agreement contained in Section 5.08, this Article VIII and Article IX shall survive the termination of this Agreement and shall continue in full force and effect; and (b) no termination of this Agreement shall relieve any party from any liability or Losses resulting from fraud or willful misconduct prior to such termination by such party.

Section 8.03 Company Termination Fee.

(a) In the event that this Agreement is terminated by Purchasers pursuant to Section 8.01(g) or by Seller pursuant to Section 8.01(h), Seller shall pay to Purchasers the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 8.03(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 8.01(g) and concurrently with any termination pursuant to Section 8.01(h).

(b) In the event that: (i) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) or Section 8.01(f), (ii) at or prior to the Outside Date (in the case of termination pursuant to Section 8.01(b)) or the Seller Stockholder Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 8.01(f)), a Third Party or Seller shall have publicly disclosed that such Third Party has made, or is considering making, an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, or in the case of termination pursuant to Section 8.01(b), such Acquisition Proposal shall not have been publicly withdrawn at least ten (10) days prior to the Seller Stockholder Meeting), and (iii) if, within twelve (12) months after the date of termination of this Agreement, Seller or the Company consummates a transaction within the scope of the definition of “Acquisition Transaction” (provided that for purposes of this clause (iii), each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%), then Seller shall within three (3) Business Days after the consummation of such transaction, as applicable, cause to be paid to Purchasers, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee.

(c) All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Purchasers.

(d) Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement. Accordingly, if Seller fails to promptly pay the Company Termination Fee when due, Seller shall pay to Purchasers the Company Termination Fee and all of Purchasers’ costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the full amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) In the event that Purchasers shall receive the Company Termination Fee pursuant to this Section 8.03, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchasers or any of their Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither Purchasers nor any of their Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Seller or any of its Subsidiaries or any of their respective Affiliates arising out of this Agreement, the transactions contemplated by this Agreement or any matters forming the basis for such termination.

Section 8.04 Purchaser Termination Fee.

(a) Purchasers shall pay to Seller the Purchaser Termination Fee if (i) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) and (B) either Purchaser is in breach of any of its covenants set forth in Section 5.09 with respect to the CFIUS Approval; (ii) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) and (B) any consent, approval or Governmental Order of any Governmental Authority required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, other than the CFIUS Approval, was not obtained prior to the Outside Date; or (iii) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b), (B) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied except for those conditions which, by their terms, are required to be satisfied or performed at Closing, each of which is capable of being satisfied at the Closing, and (C) Purchasers shall have failed to consummate the transactions contemplated by this Agreement by the Outside Date; provided, however, that in the case of clause (i), subject to Section 8.02 and Section 9.08, and except in the case of fraud or willful misconduct by Purchasers, payment of the Purchaser Termination Fee in accordance with this Section 8.04 will be the exclusive remedy of Seller with respect to any and all monetary damages arising under this Agreement. Nothing in this Section 8.04 shall inhibit Seller’s ability to seek specific performance pursuant to the terms of Section 9.08.

(b) Purchasers shall pay to Seller the Purchaser Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of termination of this Agreement. In order to satisfy the foregoing agreement of Purchasers, Purchasers shall issue to the Escrow Agent written instructions to wire to Seller the full amount of the Escrow Fund in accordance with the wire transfer instructions set forth in the Escrow Agreement. Each Purchaser acknowledges and agrees that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not have entered into this Agreement; accordingly, if Purchasers fail to promptly pay the Purchaser Termination Fee when due pursuant to this Section 8.04, and in order to obtain such payment Seller makes a claim against Purchasers that results in a Governmental Order against Purchasers, then in such case, Purchasers shall pay to Seller the Purchaser Termination Fee and all of Seller’s costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the full amount of the Purchaser Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendment and Modifications. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

Section 9.02 Waiver of Compliance; Consents. Any failure of Purchasers, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant or agreement herein may be waived by Seller (with respect to any failure by Purchasers), or by Purchasers (with respect to any failure by Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

Section 9.03 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or e-mail or sent by reputable overnight delivery service and properly addressed as follows:

if to Purchasers:

Jade Ocean Global Limited

Room 1910-12A, Tower 3, China HK City,

33 Canton Road, Tsim Sha Tsui,

Kowloon, Hong Kong

Attention: Stanley Tang

E-mail: stanley.tang@tcl.com

with a copy to (which shall not constitute notice):

K&L Gates

44th Floor, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Virginia Tam

E-mail: virginia.tam@klgates.com

if to Seller:

Vanilla Technologies, Inc.

9645 Scranton Road, Suite 205

San Diego, California 92121

Attention: Michael Newman

E-mail: mnewman@nvtl.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive

Suite 1200

San Diego, California 92121

Attention: Carl Sanchez

E-mail: carlsanchez@paulhastings.com

(b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.03 if delivered personally or by courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

Section 9.04 Expenses. Except as otherwise set forth herein, Seller Parties agree that all fees and expenses incurred by Seller Parties in connection with this Agreement and all related documents and transactions shall be borne by Seller Parties, and Purchasers agree that all fees and expenses incurred by Purchasers in connection with this Agreement and all related documents and transactions shall be borne by Purchasers.

Section 9.05 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that neither party shall be permitted to assign any rights under this Agreement or delegate to any Person such party’s performance obligations under this Agreement without the prior written consent of the other party.

Section 9.06 Third-Party Beneficiaries. Except as provided in Section 5.07 and Section 7.01, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07 Governing Law; Consent to Jurisdiction. This Agreement, and any Action arising out of, relating to, or in connection with this Agreement, shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction. In addition, each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a state or federal court located in the State of Delaware.

Section 9.08 Specific Performance; Remedies. Purchasers, Seller and the Company agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 9.07 may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such Governmental Order. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to the later of (x) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (y) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.09 WAIVER OF JURY TRIAL. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10 Attorney Conflict Waiver; Privilege.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (i) Paul Hastings LLP may serve as counsel to Seller and the Retained Subsidiaries (individually and collectively, the “Seller Group”), on the one hand, and the Company and the other Acquired Companies (individually and collectively, the “Company Group”), on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby (the “Prior Representation”), and that, following consummation of the transactions contemplated hereby, Paul Hastings LLP (or any successor) may serve and shall not by reason of such Prior Representation be disqualified from serving as counsel to Seller Group or any director, member, shareholder, partner, officer, employee or Affiliate of Seller Group who is not a director, member, shareholder, partner, officer, employee or Affiliate of the Company Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding such Prior Representation and (ii) Purchasers shall not, and shall cause the Company and its Subsidiaries not to, seek or have Paul Hastings LLP (or any successor) disqualified from any such representation. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any of its Affiliates to consent to or waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.10(a) are intended to be for the benefit of, and shall be enforceable by, Seller Group’s counsel and its legal representatives and shall not be deemed exclusive of any other rights to which Seller Group’s counsel is entitled whether pursuant to Law, contract or otherwise.

(b) In connection with any dispute that may arise between Seller and Purchasers, the Company or any of the Company’s Subsidiaries, Seller (and not Purchasers, the Company or any of the Company’s Subsidiaries) will have the right to decide whether or not to waive the attorney-client privilege that applies to communications between Seller, the Company or any of their respective Subsidiaries and Paul Hastings LLP that occurred before the Closing that are directly related to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby (the “Privileged Communications”). Purchasers understand and agree that any disclosure, other than and not including any disclosure by any of Seller Group and Company Group to Purchasers in response to Purchasers’ due diligence requests, of Privileged Communications will not prejudice or otherwise constitute a waiver of any claim of privilege if at all times up to such disclosure each of the Persons within the Seller Group and prior to Closing each of the Persons within the Company Group has used its respective reasonable best efforts not to disclose to Purchasers such Privileged Communications, if the disclosure is inadvertent and if Seller promptly takes reasonable steps to rectify the error; provided, however, that Seller understands and agrees that Seller shall not on the basis of any of Purchasers’ or Company’s or any of their respective legal counsel’s or Representatives’ receipt of, discovery of or knowledge of any Privileged Communications assert or claim any related conflict of interest or seek to disqualify any legal counsel from representing any of Purchasers and Company. Seller, Purchasers and the Company agree to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Seller, and prior to Closing, the Company, shall use their respective reasonable best efforts not to disclose to Purchasers Privileged Communications. Purchasers agree not to assert or use Privileged Communications for the purposes of asserting, prosecuting, or litigating any claim for losses against Seller; provided that, in the event Purchasers inadvertently assert or use Privileged Communications in violation of the foregoing clause, (i) Seller’s remedy shall be to take actions in its reasonable discretion to prevent Purchasers from asserting or using any such Privileged Communications, and (ii) Seller shall only be entitled to an injunction or other equitable relief to prevent Purchasers from asserting or using any such Privileged Communications.

(c) In the event that a dispute arises between Purchasers, the Company or any of their Affiliates and a Third Party after the Closing (a “Third Party Dispute”), the Company shall, at Seller’s request, assert the attorney-client privilege to prevent disclosure of Privileged Communications to such Third Party; provided, however, that to the extent such dispute relates in any way to the Prior Representation, the Company may not waive such privilege without the prior written consent of Seller. Nothing contained in this Section 9.10 shall be deemed to be a waiver by any party hereto or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Third Party.

(d) For the avoidance of doubt, notwithstanding any other provision contained in this Section 9.10, (x) the Prior Representation does not include any representation of the Company by Paul Hastings LLP in other matters unrelated to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and (y) Privileged Communications do not include any communications or work product provided to or by any of the Company and the Acquired Companies regarding any matters that are wholly unrelated to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and regarding any matters that are related to acts or omissions that constitute fraud or willful misconduct. To the extent that files or other materials maintained by Paul Hastings LLP (or any successor) by reason of the Prior Representation contain Privileged Communications and constitute property of its clients, only Seller shall hold such property rights and Paul Hastings LLP (or any successor) shall have no duty to reveal or disclose any such files or other materials or such Privileged Communications by reason of any Prior Representation attorney-client relationship between Paul Hastings LLP (and any successor) and the Company so long as such files or other materials would be by reason of the Prior Representation subject to attorney-client privilege protection if they were being requested in a Third Party Dispute proceeding, unless such privilege is waived consistent with Section 9.10(c) above. Purchasers agree that they will not, and that they will cause the Company not to, intentionally access the Privileged Communications, including by way of review of any electronic data, communications or other information.

Section 9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.12 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c) All references in this Agreement to “Ancillary Agreements” will be deemed to be a reference to one or more Ancillary Agreements.

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedules.

(e) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) All references to this Agreement herein or to the Disclosure Schedules shall be deemed to refer to this entire Agreement, including the Disclosure Schedules; provided, however, that information furnished in one Section of the Disclosure Schedules shall be deemed to be included in another Section of the Disclosure Schedules to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section, whether or not a specific cross-reference appears.

(g) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

(h) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(i) All references to any section of any law include any amendment of, and/or successor to, that section.

(j) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(k) All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedules or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

Section 9.13 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Schedules), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable document format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable document format (or similar format) shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VANILLA TECHNOLOGIES, INC.

By:	/s/ Sue Swenson	/s/ Michael Newman
Name:	Sue Swenson	Michael Newman
Title:	Chief Executive Officer	CFO

[Signature Page to Stock Purchase Agreement]

NOVATEL WIRELESS, INC.

By:	/s/ Sue Swenson	/s/ Michael Newman
Name:	Sue Swenson	Michael Newman
Title:	Chief Executive Officer	CFO

[Signature Page to Stock Purchase Agreement]

T.C.L. INDUSTRIES HOLDINGS (H.K.) LIMITED

By:	/s/ Nicolas Daniel Bernard Zibell
Name:	Nicolas Daniel Bernard Zibell
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]

JADE OCEAN GLOBAL LIMITED

By:	/s/ Stanley Tang
Name:	Stanley Tang
Title:	Authorized Signatory

[Signature Page to Stock Purchase Agreement]